Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HYDE PARK ACQUISITION CORP. II,

SANTA MARIA ENERGY CORPORATION,

HPAC MERGER SUB, INC.,

SME MERGER SUB, LLC

and

SANTA MARIA ENERGY HOLDINGS, LLC

Dated as of November 27, 2013

TABLE OF CONTENTS

i

Exhibits

Exhibit A	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit B	Form of Amended and Restated Bylaws of Parent

Annexes

Annex I	Directors, Managers and Officers of Parent and Hyde Park Surviving Corporation after the Effective Times
Annex II	Terms of Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 27, 2013, is by and among Hyde Park Acquisition Corp. II, a Delaware corporation (“Hyde Park”), Santa Maria Energy Corporation, a Delaware corporation (“Parent”), HPAC Merger Sub, Inc. , a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), SME Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Santa Maria Energy Holdings, LLC, a Delaware limited liability company (the “Company”).  Hyde Park, Parent, the Merger Subs and the Company are referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in Section 8.16 of this Agreement.

WITNESSETH:

WHEREAS, in anticipation of the Mergers (as defined below), Hyde Park and the Company have formed, directly or indirectly, (i) Parent, (ii) Merger Sub 1 and (iii) Merger Sub 2;

WHEREAS, the Parties intend to effect the Mergers upon the terms and conditions set forth in this Agreement whereby (i) Merger Sub 1 shall be merged with and into Hyde Park (the “Hyde Park Merger”), with Hyde Park surviving as a direct wholly owned subsidiary of Parent and (ii) simultaneous with the Hyde Park Merger, Merger Sub 2 shall be merged with and into the Company (the “SME Merger” and, together with Hyde Park Merger, the “Mergers”), with the Company surviving as a direct wholly owned subsidiary of Parent;

WHEREAS, immediately following the consummation of the Mergers, Parent shall contribute all the issued and outstanding limited liability company interests in SME Surviving LLC (as defined below) to the capital of Hyde Park Surviving Corporation (as defined below) and effective immediately prior thereto, Hyde Park Surviving Corporation shall be admitted to SME Surviving LLC as a member of SME Surviving LLC, and the SME Surviving LLC shall continue without dissolution following which SME Surviving LLC shall be a wholly owned Subsidiary of Hyde Park Surviving Corporation;

WHEREAS, the Board of Directors of Hyde Park (“Hyde Park Board”) has approved this Agreement and the Hyde Park Merger and deems it advisable and in the best interests of its stockholders to consummate the transactions contemplated hereby on the terms and conditions set forth herein and has resolved to recommend adoption of this Agreement by its stockholders;

WHEREAS, the Board of Managers of the Company (“Company Board”) has approved this Agreement and the SME Merger and deems it advisable and in the best interests of the members of the Company to consummate the transactions contemplated hereby on the terms and conditions set forth herein and has resolved to recommend adoption of this Agreement by its unitholders;

WHEREAS, Parent, as the sole member of Merger Sub 2, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the SME Merger and the Contribution, and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers will qualify as a contribution governed by Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code;

WHEREAS, in connection with the execution and delivery of this Agreement, the Kayne Anderson Parties (as defined below) have executed and delivered a voting agreement with Hyde Park, dated as of the date hereof; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

THE MERGERS

Section 1.1 Hyde Park Merger.

(a) At the Hyde Park Effective Time (as defined below), Merger Sub 1 shall be merged with and into Hyde Park upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), whereupon the separate corporate existence of Merger Sub 1 shall cease and Hyde Park shall continue its existence under Delaware law as the surviving corporation (the “Hyde Park Surviving Corporation”). As a result of the Hyde Park Merger, the Hyde Park Surviving Corporation shall become a wholly owned Subsidiary of Parent.

(b) From and after the Hyde Park Effective Time, the Hyde Park Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Hyde Park and Merger Sub 1, all as provided under the DGCL.

Section 1.2 SME Merger.

(a) At the SME Effective Time (as defined below), Merger Sub 2 shall be merged with and into the Company upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”), whereupon the separate corporate existence of Merger Sub 2 shall cease and the Company shall continue its existence under Delaware law as the surviving limited liability company (the “SME Surviving LLC” and, together with the Hyde Park Surviving Corporation, the “Surviving Companies”). As a result of the SME Merger, upon the SME Effective Time, Parent shall be admitted as a member of SME Surviving LLC, and SME Surviving LLC shall continue without dissolution and shall be a wholly owned Subsidiary of Parent.

(b) From and after the SME Effective Time, the SME Surviving LLC shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub 2, all as provided under the DLLCA.

(c) For federal income tax purposes, it is intended that the SME Merger be treated as a contribution of the Company Membership Interests (as defined below) in the Company to Parent in a transaction governed by Section 351 of the Code.

Section 1.3 Contribution.  Immediately following the Effective Times (as defined below), Parent shall contribute all the issued and outstanding limited liability company interests in SME Surviving LLC to the capital of Hyde Park Surviving Corporation (the “Contribution”) following which SME Surviving LLC shall be a wholly owned Subsidiary of Hyde Park Surviving Corporation and effective immediately prior thereto Hyde Park Surviving Corporation shall be admitted as a member of the SME Surviving LLC and the SME Surviving LLC shall continue without dissolution.

Section 1.4 Private Placement.  Immediately prior to the Effective Times, Parent shall accept the subscriptions, if any, received in connection with the Private Equity Financing (as defined below) and issue the shares contemplated thereby.

Section 1.5 Closing.  The closing of the Mergers (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Houston, Texas at 10:00 a.m., local time, on the earliest practicable date, but in any event not later than the third business day, after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Hyde Park and the Company may agree in writing.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.6 Effective Times.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause each of the following to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) substantially concurrently with the other: (i) a certificate of merger relating to the Hyde Park Merger (the “Hyde Park Certificate of Merger”) and (ii) a certificate of merger relating to the SME Merger (the “SME Certificate of Merger”), in each case, executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL and DLLCA.

(b) The Hyde Park Merger shall become effective at such time as the Hyde Park Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the Hyde Park Certificate of Merger (such time as the Hyde Park Merger becomes effective being the “Hyde Park Effective Time”).

(c) The SME Merger shall become effective at such time as the SME Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as is agreed between the Parties and specified in the SME Certificate of Merger (such time as the SME Merger becomes effective being the “SME Effective Time” and, together with the Hyde Park Effective Time, the “Effective Times”).

Section 1.7 Governing Documents.

(a) Immediately after the Effective Times, (i)  the certificate of incorporation of Parent shall be amended and restated in its entirety in the form set forth in Exhibit A until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of Parent shall be amended and restated in their entirety in the form set forth in Exhibit B until thereafter changed or amended as provided therein or by applicable law.

(b) Immediately after the Hyde Park Effective Time, the certificate of incorporation and by-laws of the Hyde Park Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and by-laws of Merger Sub 1.

(c) Immediately after the SME Effective Time, the certificate of formation and the limited liability company agreement of SME Surviving LLC shall be amended and restated to be identical to the certificate of formation and the limited liability company agreement of Merger Sub 2.  No amendment to the limited liability company agreement of SME Surviving LLC will in any way affect any indemnification obligations under the limited liability company agreement of the Company in existence on the date of this Agreement.

Section 1.8 Directors and Officers.  From and after the Effective Times, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of Parent and Hyde Park Surviving Corporation shall be the directors and officers set forth on Annex I hereto. Prior to the execution of this Agreement, each member of the Hyde Park Board has executed a written resignation effective as of the Hyde Park Effective Time.

Section 1.9 Parent Incentive Plan.  Prior to Closing, the parties hereto will use their respective reasonable best efforts to agree on the terms of, and the adoption by Parent of, the Santa Maria Energy Corporation 2014 Equity Incentive Award Plan.

ARTICLE II.

EFFECT ON THE EQUITY OF THE CONSTITUENT ENTITIES; EXCHANGE PROCEDURES

Section 2.1 Effect on Capital Stock of Hyde Park, Merger Sub 1 and Parent.  At the Hyde Park Effective Time, by virtue of the Hyde Park Merger and without any action on the part of Hyde Park, Parent, Merger Sub 1 or any holder of (i) any shares of Hyde Park common stock, $0.0001 par value per share (“Hyde Park Common Stock”) or (ii) any shares of Hyde Park preferred stock, $0.0001 par value per share (“Hyde Park Preferred Stock” and, together with Hyde Park Common Stock, “Hyde Park Stock”):

(a) Conversion of Certain Stock.  All shares of Hyde Park Common Stock that are held by Hyde Park as treasury stock or that are owned by Hyde Park, Merger Sub 1 or any other wholly owned Subsidiary of Hyde Park immediately prior to the Hyde Park Effective Time shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Hyde Park Common Stock.  Subject to the other provisions of Article II (including, without limitation, Sections 2.6 and 2.7), each share of Hyde Park Common Stock issued and outstanding immediately prior to the Hyde Park Effective Time (other than Dissenting Shares and Conversion Shares) shall be converted into one fully paid and nonassessable share of common stock of Parent (“Parent Common Stock”), par value $0.001 per share (such shares referred to collectively as the “Hyde Park Merger Consideration”).  As of the Hyde Park Effective Time, all shares of Hyde Park Common Stock shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Hyde Park Common Stock (a “Hyde Park Certificate”) or shares of Hyde Park Common Stock held in book entry form (the “Hyde Park Book-Entry Shares”) shall, subject to Section 2.6, cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.1(b), the Hyde Park Merger Consideration upon surrender of such Hyde Park Certificate, without interest.

(c) Conversion of Merger Sub 1 Stock.  Each share of Merger Sub 1 common stock issued and outstanding immediately prior to the Hyde Park Effective Time shall be converted into one share of common stock, par value $0.01 per share, of Hyde Park Surviving Corporation.

(d) Conversion of Parent Stock.  Each share of Parent Common Stock that is held by Hyde Park immediately prior to the Effective Times shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.2 Hyde Park Exchange Procedures.

(a) Exchange Agent.  Prior to the Effective Times, Parent shall deposit with a nationally recognized financial institution or trust company designated by Parent and the Company and reasonably acceptable to Hyde Park to act as exchange agent (the “Exchange Agent”) for the exchange of certificates representing the full number of shares of Parent Stock (as defined below) issuable pursuant to Section 2.1(b), 2.3(b) and 2.3(c) in exchange for outstanding shares of Hyde Park Common Stock and Company Membership Interests (such shares of Parent Stock provided to the Exchange Agent, the “Exchange Fund”).  Parent shall cause the Exchange Agent to deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1(b), 2.3(b) and 2.3(c) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.  Parent, the Company and Hyde Park shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(b) Hyde Park Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Hyde Park Effective Time, to each holder of record of a Hyde Park Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Hyde Park Certificates shall pass, only upon delivery of the Hyde Park Certificates to the Exchange Agent and shall be in customary form and have such other provisions as are reasonably satisfactory to both Hyde Park and the Company) and (ii) instructions for use in effecting the surrender of the Hyde Park Certificates in exchange for the Hyde Park Merger Consideration. Upon surrender of a Hyde Park Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Hyde Park Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to deliver in exchange thereof as promptly as practicable the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is requested by such holder, such shares are the subject of a lock-up agreement or lock-up provisions in Parent’s certificate of incorporation or such shares constitute restricted securities or control securities under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”)) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b), and the Hyde Park Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Hyde Park Common Stock that is not registered in the transfer records of Hyde Park, shares may be issued to a person other than the person in whose name the Hyde Park Certificate so surrendered is registered, if such Hyde Park Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of such Hyde Park Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

(c) Hyde Park Book-Entry Shares.  Notwithstanding anything to the contrary contained in this Agreement, any holder of Hyde Park Book-Entry Shares shall not be required to deliver a Hyde Park Certificate or an executed letter of transmittal to the Exchange Agent to receive the Hyde Park Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Hyde Park Book-Entry Shares whose shares of Hyde Park Common Stock were converted into the right to receive the Hyde Park Merger Consideration shall automatically upon the Hyde Park Effective Time (or, at any later time at which such Hyde Park Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Hyde Park Effective Time, in respect of each share of Hyde Park Common Stock the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless a physical certificate is requested by such holder of record, such shares are the subject of a lock-up agreement or lock-up provisions in Parent’s certificate of incorporation or such shares constitute restricted securities or control securities under the Securities Act) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b), and the Hyde Park Book-Entry Shares of such holder shall forthwith be canceled.

(d) No Further Ownership Rights in Hyde Park Common Stock.  The Hyde Park Merger Consideration issued in accordance with the terms of this Article II upon the surrender of the Hyde Park Certificates (or, automatically, in the case of the Hyde Park Book-Entry Shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Hyde Park Common Stock.  After the Hyde Park Effective Time there shall be no further registration of transfers on the stock transfer books of Hyde Park Surviving Corporation of shares of Hyde Park Common Stock that were outstanding immediately prior to the Hyde Park Effective Time.  If, after the Hyde Park Effective Time, any Hyde Park Certificates formerly representing shares of Hyde Common Park Stock are presented to the Hyde Park Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.  No dividends or other distributions, if any, with a record date after the Hyde Park Effective Time shall be paid to the holder of any unsurrendered Hyde Park Common Stock until such holder shall surrender such Hyde Park Common Stock in accordance with this Section 2.2.  After the surrender of Hyde Park Common Stock in accordance with this Section 2.2, the holder thereof shall be entitled (in addition to the Hyde Park Merger Consideration issuable to such holder pursuant to this Article II) to any dividends or other distributions, without interest thereon, which, prior to such surrender, had become payable with respect to the Parent Common Stock to be issued in exchange for such Hyde Park Common Stock.

(e) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Hyde Park Common Stock for 180 days after the Hyde Park Effective Time shall be delivered to Parent, upon demand, and any holder of Hyde Park Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) for payment of its claim for the Hyde Park Merger Consideration and any dividends and distributions which such holder has the right to receive with respect to such Hyde Park Merger Consideration.  Notwithstanding any other provision of this Agreement, any portion of the Hyde Park Merger Consideration that remains undistributed to the holders of Hyde Park Certificates as of the second anniversary of the Hyde Park Effective Time (or immediately prior to such earlier date on which the Hyde Park Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Hyde Park Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) No Liability. None of Hyde Park, the Company, Parent, the Merger Subs or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates.  In the event any Hyde Park Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Hyde Park Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Hyde Park Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(d), Parent) will issue in exchange for such lost, stolen or destroyed Hyde Park Certificate the shares of Parent Common Stock that would be deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Hyde Park Certificate been surrendered as provided in this Article II.

(h) Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Hyde Park Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, Parent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Hyde Park Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 2.3 Effect on Company Membership Interests and Merger Sub 2.  At the SME Effective Time, by virtue of the SME Merger and without any action on the part of the Company, Parent, Merger Sub 2 or any holders of (i) preferred limited liability company interests of the Company (“Company Preferred Membership Interests”) or (ii) common limited liability company interests of the Company (“Company Common Membership Interests” and, together with the Company Preferred Membership Interests, “Company Membership Interests”):

(a) Cancellation of Certain Company Membership Interests.  All Company Membership Interests that are owned by the Company, Merger Sub 2 or any wholly owned Subsidiary of the Company immediately prior to the SME Effective Time shall automatically be canceled, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Company Preferred Membership Interests.  Subject to the other provisions of Article II, each Company Preferred Membership Interest issued and outstanding immediately prior to the SME Effective Time shall be converted into one fully paid and nonassessable share of preferred stock of Parent (the “Parent Preferred Stock” and, together with Parent Common Stock, the “Parent Stock”), par value $0.001 per share (such shares referred to collectively as the “Company Preferred Merger Consideration”). In addition, immediately prior to the SME Effective Time (i) all accrued and unpaid distributions on outstanding Company Preferred Membership Interests shall be converted into a maximum of 5,599,212 Company Common Membership Interests, to be held by the Kayne Anderson Parties on a pro rata basis in accordance with the Kayne Anderson Parties’ respective ownership percentages of Company Preferred Membership Interests, and (ii) the fee owed by the Company to the Kayne Anderson Parties as consideration for the guaranty provided by the Kayne Anderson Parties pursuant to that certain Guaranty Agreement, dated as of November 9, 2012, between the Kayne Anderson Parties and Mutual of Omaha Bank, shall be converted into 500,000 Company Common Membership Interests, to be held by the Kayne Anderson Parties on a pro rata basis in accordance with the Kayne Anderson Parties’ respective ownership percentages of Company Preferred Membership Interests.

(c) Conversion of Company Common Membership Interests.  Subject to the other provisions of this Article II, each Company Common Membership Interest issued and outstanding immediately prior to the SME Effective Time (for the avoidance of doubt, including all Company Common Membership Interests issued to the Kayne Anderson Parties pursuant to Section 2.3(b) hereto) shall be converted into a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to 0.2857 (the “Exchange Ratio”) (such shares the “Company Common Merger Consideration” and, together with the Company Preferred Merger Consideration, the “Company Merger Consideration”).

(d) Cancellation of Profits Interest Units.  At the SME Effective Time, by virtue of the SME Merger and without any action on the part of the Company, Parent, Merger Sub 2 or any holder of any Profits Interest Unit (as defined below), each Profits Interest Unit that is outstanding immediately prior to the SME Effective Time shall automatically terminate and be canceled, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor. Not later than immediately prior to the SME Effective Time, the Company shall terminate the Profits Interest Plan (as defined below).

(e) Conversion of Merger Sub 2 Membership Interests.  At the SME Effective Time, each common limited liability company interest of Merger Sub 2 shall be converted into one common limited liability company interest of SME Surviving LLC.

(f) Cancellation of Parent Stock.  All shares of Parent Common Stock that are held by the Company immediately prior to the Effective Times shall cease to be outstanding and shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.4 SME Exchange Procedures.

(a) Delivery of Parent Stock.  Parent shall cause the Exchange Agent to deliver as promptly as practicable after the SME Effective Time, in respect of each Company Membership Interest, the shares of Parent Preferred Stock or Parent Common Stock, as applicable (all of which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record, such shares are the subject of a lock-up agreement or lock-up provisions in Parent’s certificate of incorporation or such shares constitute restricted securities or control securities under the Securities Act) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.3(b) and 2.3(c), as applicable, and such holder shall cease to be a member of the SME Surviving LLC or to have any rights or interests with respect thereto.

(b) Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of a Company Membership Interest pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, Parent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Membership Interests, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 2.5 No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Common Stock will be issued in the Mergers, but in lieu thereof, the number of shares of Parent Common Stock to be delivered to each holder of Company Common Membership Interests shall be rounded up to the nearest whole share.

Section 2.6 Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, and solely to the extent available to Hyde Park stockholders under Section 262 of the DGCL, Hyde Park Common Stock that is outstanding immediately prior to the Hyde Park Effective Time and that is held by stockholders who shall not have voted in favor of the Hyde Park Merger or consented thereto in writing and who shall have demanded properly in writing appraisal (“Dissent Rights”) for such shares (collectively, the “Dissenting Shares”) in accordance with Section 262 of the DGCL shall not be converted into or represent the right to receive shares of Parent Common Stock.  To the extent Dissent Rights are available pursuant to Section 262 of the DGCL, such stockholders shall be entitled to receive payment of the appraised value of the Dissenting Shares held by them in accordance with the provisions of said Section 262 except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Merger Effective Time, for the right to receive, without any interest thereon, the shares of Parent Common Stock in the manner provided in Section 2.1 above.  For the avoidance of doubt, neither Hyde Park nor any other Party intends to confer upon any Hyde Park stockholder any right of appraisal or dissenters’ right that is in addition to the rights to which Hyde Park stockholders are expressly entitled under Section 262 of the DGCL by reason of the Hyde Park Merger.

Section 2.7 Conversion Shares.  Notwithstanding anything in this Agreement to the contrary, Hyde Park Common Stock that is subject to a valid demand for conversion in accordance with the Hyde Park Organizational Documents (as defined below) and the Joint Proxy Statement/Prospectus (“Conversion Shares”) shall not be converted into or represent the right to receive shares of Parent Common Stock and such Conversion Shares will represent the right to receive payment of their pro rata portion of the Trust Account in accordance with the Hyde Park Organizational Documents from and after the Effective Times.

Section 2.8 Certain Adjustments.  If, between the date of this Agreement and the Closing Date (and as permitted by Article V), the outstanding Company Membership Interests or Parent Common Stock shall have been changed into a different number of shares or units or a different class by reason of any dividend, distribution, subdivision, reorganization, reclassification, redemption, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Company Merger Consideration and the Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.9 Phantom Equity Plan.

(a) At the SME Effective Time, each award of Phantom Equity Units that is outstanding immediately prior to the SME Effective Time shall vest in full and shall be terminated and canceled and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the number of Phantom Equity Units subject to such award immediately prior to the SME Effective Time, and (ii) the Fair Market Value (as defined in the Phantom Equity Plan) of a Company Common Membership Interest as of immediately prior to the SME Effective Time (the “Phantom Equity Consideration”).  The Company shall pay the Phantom Equity Consideration, less any applicable withholding pursuant to Section 2.2(h), to each former holder of a canceled Phantom Equity Unit at or promptly following the SME Effective Time (but in no event more than ten (10) business days following the SME Effective Time).  The payment of the Phantom Equity Consideration pursuant to this Section 2.9(a) shall be in full satisfaction of all rights and privileges pertaining to the canceled Phantom Equity Units, and on and after the SME Effective Time, each holder of a Phantom Equity Unit shall have no further rights with respect to any Phantom Equity Unit, other than the right to receive the Phantom Equity Consideration as provided in this Section 2.9(a).

(b) Not later than immediately prior to the SME Effective Time, the Company shall terminate the Phantom Equity Plan.

Section 2.10 Further Assurances.  If at any time before or after the Effective Times, Hyde Park or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Mergers or to carry out the purposes and intent of this Agreement at or after the Effective Times, then Hyde Park, Parent, the Merger Subs, the Company and the Surviving Companies and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Mergers and to carry out the purposes and intent of this Agreement. Each of Hyde Park and the Company shall timely take all necessary action, in its capacity as a stockholder of Parent, and shall cause its officers, employees and representatives, in their capacities as directors and officers of Parent, Merger Sub 1 and/or Merger Sub 2, to timely take all necessary action, required to give effect to the terms and provisions of this Agreement.  Neither Hyde Park nor the Company shall, in its capacity as a stockholder of Parent, nor shall Hyde Park or the Company permit its officers, directors, managers or representatives to take, in their capacities as officers and/or directors of Parent, Merger Sub 1 or Merger Sub 2, any action that would, or would reasonably be expected to result in the failure of Parent, Merger Sub 1 or Merger Sub 2 to comply with their respective obligations hereunder or would otherwise prohibit, materially delay or impede the Closing or the satisfaction of any condition to either Hyde Park’s or the Company’s obligations to consummate the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Hyde Park immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies to the correspondingly numbered representation, warranty or covenant specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent from the text of such disclosure), the Company represents and warrants to Hyde Park as follows:

Section 3.1 Organization and Standing.  The Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  The Company is in good standing and duly qualified to do business in each jurisdiction in which the property owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary.

Section 3.2 Subsidiaries.  Section 3.2 of the Company Disclosure Letter lists all direct or indirect Subsidiaries of the Company and the issued and outstanding equity interests of each such Subsidiary.  Each such Subsidiary is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the state of its formation or organization.  Each such Subsidiary has all requisite company power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where failure to have such power and authority or to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each direct and indirect Subsidiary of the Company is in good standing and duly qualified to do business in each jurisdiction in which the property owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary.  The Company owns, of record and beneficially, 100% of the issued and outstanding equity interests of each Subsidiary.

Section 3.3 Governing Documents.  The Company has made available to Hyde Park true and complete copies of its certificate of formation and limited liability company agreement, as heretofor amended (collectively, the “Company Organizational Documents”), and the certificate of incorporation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company, in each case, as amended through the date hereof.

Section 3.4 Capitalization.  Section 3.4 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all of the outstanding equity interests of the Company.  Each of the outstanding equity interests of the Company is duly authorized, validly issued, and directly owned of record by the holders set forth on Section 3.4 of the Company Disclosure Letter, free and clear of any Liens imposed by or on behalf of the Company, other than Company Permitted Liens. Other than as set forth in the Company Organizational Documents, there are no other equity interests, profit participation interests, phantom equity or similar interests or securities of the Company authorized, issued, reserved for issuance or outstanding and there are no contracts, commitments, options, warrants, calls, rights, puts, convertible securities, exchangeable securities, understandings or arrangements by which the Company or any Subsidiary of the Company is or may be bound to issue, redeem, purchase or sell additional equity interests or securities convertible into or exchangeable for any other equity interest of the Company or any Subsidiary of the Company or containing any profit participation, phantom equity or similar features with respect to the Company or any Subsidiary of the Company.  Other than as set forth in the Company Organizational Documents, there are no dividends or other distributions with respect to the Company that have been declared but remain unpaid.  Except as set forth in Section 3.4 of the Company Disclosure Letter, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of equity interests or other securities of the Company or any of the Company’s Subsidiaries.

Section 3.5 Authorization and Validity of Agreement; No Violation.

(a) The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other document to be entered into by the Company in connection with the transactions contemplated hereby (together with this Agreement, the “Company Transaction Documents”) and, subject to receipt of approval of this Agreement by the members of the Company holding at least 29% of the outstanding Company Common Membership Interests and a majority of the outstanding Company Preferred Membership Interests (the “Company Unitholder Approval”), to consummate the transactions contemplated hereby, including the Mergers.  The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board. No other corporate action on the part of the Company or vote of the Company’s unitholders is necessary to authorize the execution and delivery by the Company of this Agreement and, except for the Company Unitholder Approval,  no other corporate action on the part of the Company or vote of the Company’s unitholders is necessary to authorize the execution and delivery by the Company of the other Company Transaction Documents and the consummation of the Mergers and the other transactions contemplated hereby and thereby.  The Company Board has (i) resolved to recommend that the Company’s unitholders adopt this Agreement (the “Company Recommendation”), (ii) determined that this Agreement and the Mergers are advisable and fair to and in the best interests of the Company’s unitholders, (iii) approved this Agreement and the Mergers, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s unitholders (the “Company Unitholders Meeting”).  Each of the Company Transaction Documents has been duly and validly executed and delivered by the Company and, assuming each such Company Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Company Transaction Documents constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) the filing of the SME Certificate of Merger with the Delaware Secretary of State, (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (iii) the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (iv) applicable state securities, takeover and “blue sky” laws and (vi) the approvals set forth in Section 3.5(b) of the Company Disclosure Letter (collectively, the “Company Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States, local or foreign governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by, and the performance by the Company of its obligations under, this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that would not materially impede or delay the consummation of the Mergers and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as set forth in Section 3.5(c) of the Company Disclosure Letter, the execution and delivery by the Company of the Company Transaction Documents do not, and (assuming the Company Approvals and the Company Unitholder Approval are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (with or without notice, lapse of time or both) (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract (including, without limitation, any Oil and Natural Gas Lease or Oil and Natural Gas Contract), instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries, to which the Company or any Subsidiary of the Company is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Company Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Financial Statements.  Set forth on Section 3.6 of the Company Disclosure Letter are the following financial statements (collectively the “Company Financial Statements”):

(a) audited consolidated balance sheets and statements of operation, statements of changes in members’ equity and statements of cash flows as of and for the fiscal years ended December 31, 2011 and 2012 for the Company; and

(b) unaudited consolidated balance sheets and statements of operation, statements of changes in members’ equity and statements of cash flow (the “Interim Financial Statements”) as of and for the nine months ended September 30, 2013 (the “Balance Sheet Date”) for the Company.

The Company Financial Statements (including the notes thereto) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, present fairly, in all material respects (or consistent with GAAP), the consolidated financial condition of the Company as of such dates and the consolidated results of operations of the Company for such periods, and are consistent, in all material respects, with the books and records of the Company.  Since the Balance Sheet Date, the Company has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

Section 3.7 No Undisclosed Liabilities.  Except as set forth in Section 3.7 of the Company Disclosure Letter, there are no material liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for on the balance sheet of the Company at September 30, 2013 (or in the notes thereto), (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement and (iii) liabilities or obligations incurred since September 30, 2013 in the ordinary course of business consistent with past practice which are not material to the Company and its Subsidiaries (taken as a whole).

Section 3.8 Compliance with Law; Company Permits.  The Company is in compliance in all respects with any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where non-compliance would not have a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from a Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except for such violations or failures to comply which would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company owns, holds or possesses all permits, licenses, franchises, orders, consents, approvals and authorizations from Governmental Authorities (“Company Permits”) that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business, or timely application has been made for certain permits for certain near-term planned business operations and their issuance is pending, except where failure to own, hold or possess would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has not received notice that any of such applications for permits will, or is likely to be, denied.  The Company is in compliance in all respects with such Company Permits, except where failure to own, hold or possess would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 Environmental Laws and Regulations.  Except as set forth in Section 3.9 of the Company Disclosure Letter and except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) There are no investigations, actions, suits or proceedings (whether administrative or judicial) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any person or entity whose liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law and, to the Company’s knowledge, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding.

(b) The Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2012 have been, in compliance with all Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof).

(c) There have been no Releases at any location of Hazardous Materials by the Company or any of its Subsidiaries, or to the Company’s knowledge, as a result of any operations or activities of the Company or any of its Subsidiaries, that could reasonably be expected to give rise to any fine, penalty, remediation, investigation, obligation or liability of any kind to the Company or its Subsidiaries.

(d) None of the Company and its Subsidiaries and, to the Company’s knowledge, any predecessor of any of them, is subject to any Order or any indemnity obligation (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Reports (as defined below) or Company Financial Statements that have been provided to the Company prior to the date of this Agreement) or other contract with any other person that could reasonably be expected to result in obligations or liabilities under applicable Environmental Laws or concerning Hazardous Materials or Releases; and

(e) None of the Company and its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged noncompliance with or liability under applicable Environmental Laws (including any such liability or obligation arising under, retained or assumed by contract or by operation of law) and there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, remediation, investigation, cost or restriction on the ownership, use, development or transfer of any property pursuant to applicable Environmental Law.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a correct and complete list of (i) any “employee welfare benefit plan,” as defined in Section 3(1) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, and sick leave; (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (iii) any other material plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current, or, to the extent the Company or any of its Subsidiaries has any remaining liability with respect thereto, any former, employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus or deferred bonus plan, change-of-control or employment agreement (or consulting agreement with a former employee), in each case, that is maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is obligated to contribute (each such plan that is not a PEO Benefit Plan (as defined below), a “Company Benefit Plan”), but excluding any plan maintained by a human resources and benefits outsourcing entity, professional employer organization or other similar vendor or provider in which the Company, its Subsidiaries or any of their respective current or former employees participate (each, a “PEO Benefit Plan”).  Section 3.10(a) of the Company Disclosure Letter identifies each PEO Benefit Plan.

(b) With respect to the Company Benefit Plans, correct and complete copies of the following, each to the extent applicable, have been delivered or made available to Hyde Park by the Company: (i) each written Company Benefit Plan, as amended to the Closing, together with all required audited or unaudited financial statements, as applicable, and actuarial reports for the three (3) most recent plan years, if any; (ii) each funding vehicle with respect to each Company Benefit Plan; (iii) the most recent and any other material determination letter, ruling or notice issued by any Governmental Entity with respect to each Company Benefit Plan; (iv) the Form 5500 Annual Report (or evidence of any applicable exemption) for the three (3) most recent plan years to the extent such forms are required for any Company Benefit Plan; and (v) the most recent summary plan description and any summary of material modifications thereto which relates to any Company Benefit Plan. A description of any unwritten Company Benefit Plans is set forth in Section 3.10(b) of the Company Disclosure Letter. Neither the Company or any of its Subsidiaries has made any commitment to amend any existing Company Benefit Plan or to adopt or approve any new Company Benefit Plan.  No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers of the Company or any of its Subsidiaries who reside or primarily provide services outside of the United States.

(c) Each Company Benefit Plan, and except as could not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, each PEO Benefit Plan (i) has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) has been and is operated and funded in such a manner as to qualify, where appropriate, for both federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto, and (iii) that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) is the subject of a favorable determination letter or prototype opinion letter from the IRS, and such determination or opinion letter has not been revoked (nor, to the Company’s knowledge, has revocation been threatened), and there are no existing circumstances and no events have occurred, in either case, that would adversely affect the qualified status of any such Qualified Plan.  All contributions required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan or PEO Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable by the Company or any of its Subsidiaries with respect to insurance policies funding any Company Benefit Plan or PEO Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company, except as could not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries or any Company Benefit Plan.

(d) Neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates has maintained, established, contributed to, been obligated to contribute to, or otherwise has or had any liability in respect of (i) a pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), other than any PEO Benefit Plan, or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(e) There are no pending or, to the Company’s knowledge, threatened actions, suits, investigations, or claims (other than claims for benefits in the ordinary course, and which have not and are not expected to lead to arbitration or litigation), which have been asserted or instituted against the Company or any of its Subsidiaries with respect to any Company Benefit Plan or PEO Benefit Plan, any fiduciaries of a Company Benefit Plan with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries or any Company Benefit Plan, and there are no facts which could reasonably give rise to any liability, action, suit, investigation, or claim against any Company Benefit Plan or PEO Benefit Plan, or any fiduciary or plan administrator or other person dealing with any such Company Benefit Plan or PEO Benefit Plan or the assets thereof that could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(f) None of the Company or any of its Subsidiaries, or any of their ERISA Affiliates has incurred any liability or excise Tax under the provisions under Chapter 43 of the Code which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries or any Company Benefit Plan.  Except as could not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) has occurred with respect to any Company Benefit Plan or PEO Benefit Plan.

(g) No Company Benefit Plan provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries (or beneficiaries or dependents thereof), except as required by Section 4980B of the Code or any similar, applicable Law.

(h) Except as set forth in Section 3.10(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan or PEO Benefit Plan, (iv) otherwise give rise to any material liability to the Company under any Company Benefit Plan or PEO Benefit Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company  Benefit Plan on or following the Closing Date.

(i) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (contingent or otherwise), result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  Neither the Company nor any of its Subsidiaries is subject to any Contract, agreement or arrangement that requires the Company or such Subsidiary to provide a gross-up for taxes owed pursuant to Section 409A or 4999 of the Code.

(j) Except as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, the Company and all of its Subsidiaries have, for purposes of each relevant Company Benefit Plan and PEO Benefit Plan, correctly classified those individuals performing services for such entities as common law employees, leased employees, independent contractors or agents thereof.

(k) Each Company Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) (i) has been administered in compliance, in all material respects, with the requirements of Section 409A of the Code and the final regulations issued and outstanding thereunder, and (ii) has been in a written form that complies with the requirements of Section 409A of the Code and final regulations issued and outstanding thereunder, such that, it could not reasonably be expected that, in the event of an audit by the Internal Revenue Service of the Company, any of its Subsidiaries or any individual participating in such Company Benefit Plan, the additional tax described in Section 409A(a)(1)(B) would be assessed against any such participant with respect to benefits due or accruing under such Employee Benefit Plan.

Section 3.11 Absence of Certain Changes or Events.  Except as set forth on Section 3.11 of the Company Disclosure Letter and otherwise contemplated by this Agreement, since January 1, 2013, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business and there have not been any events, changes, effects, developments or occurrences that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since September 30, 2013, neither the Company nor any Subsidiary of the Company has taken any action that, if undertaken after the date of this Agreement, would constitute a violation of Section 5.1(b) of this Agreement.

Section 3.12 Investigations; Litigation.  Except as set forth on Section 3.12 of the Company Disclosure Letter and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no investigation or review pending or, to the Company’s knowledge, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective properties, (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries and (d) neither the Company nor any of its Subsidiaries is a party to any action, suit, arbitration, mediation or similar proceeding against any Governmental Entity or other third party and neither the Company nor any of its Subsidiaries has any present intention to assert any material claim (or claim which could result in material counterclaims) in any action, suit, arbitration, mediation or similar proceeding.

Section 3.13 Information Supplied.

(a) The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock in the Mergers (the “Form S-4”) shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Hyde Park in writing expressly for inclusion therein.  The information supplied or to be supplied by the Company for inclusion in the proxy statement relating to the Company Unitholders Meeting and the Hyde Park Stockholder Meeting included in the Form S-4 (the “Joint Proxy Statement/Prospectus”) will not, at the time the Joint Proxy Statement/Prospectus is first mailed to the unitholders of the Company and the stockholders of Hyde Park and at the time of any meeting of the Company or the stockholders of Hyde Park, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Hyde Park in writing expressly for inclusion therein.  The information supplied or to be supplied by the Company for inclusion in the Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) The information supplied or to be supplied by the Company for inclusion in any offering materials, marketing materials, subscription agreement, questionnaire or other material document (in each case, including any amendment thereto) (collectively, the “Offering Materials”) shall not, at the time the Offering Materials are furnished to such investors or potential investors in the Private Equity Financing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Hyde Park in writing expressly for inclusion therein.  The Offering Materials shall comply in all material respects with the provisions of the Securities Act applicable to offers and sales of securities to Accredited Investors (as such term is defined in Rule 501 under the Securities Act) conducted in reliance upon Rule 506 under the Securities Act.

Section 3.14 Investment Company Act.  The Company is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 3.15 Tax Matters.

(a) Except as have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries, (iii) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries and there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, (v) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (vi) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, in each case under this Section 3.15(a)(vi) other than with respect to customary Tax indemnification provisions in Contracts not primarily relating to Taxes, (vii) none of the Company or any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1) and (viii) the unpaid Taxes of the Company and each of its Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a contribution governed by Section 351 of the Code.

(c) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to Tax with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Section 7121 of the Code or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Entity relating to any Tax or Tax Return of the Company or any of its Subsidiaries has ever been requested or received.

(d) Neither the Company nor any of its Subsidiaries has “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable law.

(e) Neither the Company nor any of its Subsidiaries has any asset that is required to be treated as being owned by any other person pursuant to any provision of applicable law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Governmental Entity filed or made on or prior to the Closing Date, or any prepaid amount received on or prior to the Closing.

(g) The Company has provided to Hyde Park all Tax Returns of the Company and each of its Subsidiaries filed since January 1, 2010 and all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax or Tax Return of the Company or any of its Subsidiaries for any open Tax year.

(h) Except as set forth in Section 3.15(h) of the Company Disclosure Letter, the Company is and has always been treated as a partnership for federal and state Tax purposes.

(i) No jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return or has not paid Tax has made or threatened in writing to make a claim for the payment of any Tax or the filing of any Tax Return.

Section 3.16 Employment and Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”).   As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Company’s knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries.  The Company has complied in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, classification of employees and all applicable Laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements, except where any such noncompliance could not reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

Section 3.17 Intellectual Property.   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses valid rights to use, free and clear of Liens other than Company Permitted Liens, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Company’s knowledge, threatened claims by any person alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any intellectual property rights of any person, (ii) to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement or misappropriation by others of the Company’s or any its Subsidiaries’ rights to or in connection with the Company Intellectual Property, and (iv) to the Company’s knowledge, no person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

Section 3.18 Properties.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and defensible title to all of the Oil and Natural Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by the Company and its Subsidiaries, except for such Oil and Natural Gas Interests sold, used, farmed out or otherwise disposed of since December 31, 2012 in the ordinary course of business. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Oil and Natural Gas Lease to which the Company or any of its Subsidiaries is a party is valid and in full force and effect, (ii) none of the Company or any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Oil and Natural Gas Lease, and (iii) none of the Company or any of its Subsidiaries has received written notice from the other party to any such Oil and Natural Gas Lease that the Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Oil and Natural Gas Lease.

(b) Except as set forth on Section 3.18(b) of the Company Disclosure Letter and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Natural Gas Interests of the Company and its Subsidiaries are being received by them in a timely manner and are not being held in suspense or subject to a Lien for any reason.

(c) To the knowledge of the Company, all of the Wells and all water, CO2 or injection wells located on the Oil and Natural Gas Leases or Units of the Company and its Subsidiaries or otherwise associated with an Oil and Natural Gas Interest of the Company or its Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable Oil and Natural Gas Contracts and applicable Law, and all drilling and completion (and plugging and abandonment) of the Wells and such other wells and all related development, production and other operations have been conducted in compliance with all applicable Laws except, in each case, as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(d) All Oil and Natural Gas Interests operated by the Company and its Subsidiaries have been operated in accordance with reasonable, prudent oil and natural gas field practices and in compliance with the applicable Oil and Natural Gas Leases and applicable Law, except where the failure to so operate would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) None of the Oil and Natural Gas Interests of the Company or its Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement, except for any such preferential purchase, consent or similar rights that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(f) None of the Oil and Natural Gas Interests of the Company or its Subsidiaries are subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 3.19 Insurance.  The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industry in which it and its Subsidiaries operate.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Company or its Subsidiaries.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action that could permit termination or material modification of, any material insurance policies.

Section 3.20 Material Contracts.

(a) Section 3.20 of the Company Disclosure Letter sets forth a true and complete list of all the Company Material Contracts that are outstanding or in effect as of the date of this Agreement.  As used herein, “Company Material Contracts” means all of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any Contract that (A) imposes any restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (B) contains an exclusivity or “most favored nation” clause that restricts the business of the Company or any of its Subsidiaries in a material manner, other than those contained in customary oil and natural gas leases;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Company or any of its Subsidiaries in an amount in excess of $500,000, except any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(iv) any Contract that provides for the acquisition or disposition of assets, rights or properties with a value in excess of $5 million after the date of this Agreement;

(v) any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than (A) any such Contract solely between the Company and its Subsidiaries or among the Company’s Subsidiaries and (B) any such Contract that is a joint operating agreement, unit agreement or participation agreement affecting the Oil and Natural Gas Interests;

(vi) any Contract expressly limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their membership interests or other equity interests, as the case may be;

(vii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person other than (A) advances for expenses required under customary joint operating agreements and customary advances to operators of Oil and Natural Gas Interests not covered by a joint operating agreement or participation agreement or (B) any loan or capital contribution to, or investment in, (1) the Company or one of its Subsidiaries, (2) any person (other than an officer, director or employee of the Company or any of its Subsidiaries) that is less than $500,000 to such person or (3) any officer, director or employee of the Company or any of its Subsidiaries that is less than $500,000 to such person;

(viii) any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that (A) has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty on 60 days’ notice or less or (B) contains a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(ix) any Contract that provides for a call or option on production, or acreage dedication to a gathering, transportation or other arrangement downstream of the wellhead, covering in excess of 300 barrels of oil equivalent per day of Hydrocarbons (calculated on a yearly average basis);

(x) any joint development agreement, exploration agreement, participation or program agreement or similar agreement that contractually requires the Company and its Subsidiaries to make expenditures that would reasonably be expected to be in excess of $1 million in the aggregate during the 12-month period following the date of this Agreement;

(xi) any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations (other than asset retirement obligations, plugging and abandonment obligations and other reserves of the Company set forth in the Company Reserve Reports), that could reasonably be expected to result in payments after the date hereof by the Company or any of its Subsidiaries in excess of $500,000; and

(xii) any other Contract that requires or would reasonably be expected to require the Company and/or any Subsidiaries of the Company to pay, or entitles or would reasonably be expected to entitle the Company and/or any Subsidiaries of the Company to receive, payments or other consideration in excess of $500,000 in the aggregate.

As used herein, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral) that is legally binding.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach of or default under the terms of any Company Material Contract, (ii) to the Company’s knowledge, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (iii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the Company’s knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.  All of the Company Material Contracts (including all modifications, amendments and waivers with respect thereto) have been made available to Hyde Park.

(c) Except as set forth in Section 3.20 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is aware of, or has received any written notice of, a decision or intention of any other party to a Company Material Contract to cancel, terminate or not renew any Company Material Contract, whether in accordance with the terms thereof or otherwise.

Section 3.21 Reserve Reports.  The Company has delivered or otherwise made available to Parent true and correct copies of all written reports requested or commissioned by the Company or its Subsidiaries and delivered to the Company or its Subsidiaries in writing on or before the date of this Agreement estimating the Company’s and such Subsidiaries’ proved oil and natural gas reserves prepared by any unaffiliated person (each, a “Report Preparer”) concerning the Oil and Natural Gas Interests of the Company and such Subsidiaries as of June 30, 2013 (the “Company Reserve Reports”).  Except for any matters that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data provided by the Company and its Subsidiaries to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report Preparer’s estimates of the proved oil and natural gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports) accurate, and to the knowledge of the Company there were no material errors in the assumptions and estimates provided by the Company and its Subsidiaries to any Report Preparer in connection with their preparation of the Company Reserve Reports.  Except for changes generally affecting the oil and natural gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that has had or would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.22 Finders or Brokers.  Except for Lazard Freres & Co. LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Mergers.

Section 3.23 No Additional Representations.  The Company acknowledges that Hyde Park does not make any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE IV or in any certificate delivered by Hyde Park to the Company in accordance with the terms hereof.  Except for the representations and warranties expressly set forth in ARTICLE IV or in any certificate delivered to the Company by Hyde Park in accordance with the terms hereof, in entering into this Agreement, the Company has relied solely upon its independent investigation and analysis of Hyde Park, and the Company acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Hyde Park or any of its affiliates, stockholders, controlling persons or representatives that are not expressly set forth in ARTICLE IV or in any certificate delivered by Hyde Park to the Company, whether or not such representations, warranties or statements were made in writing or orally.

Section 3.24 Affiliate Transactions.  Except as set forth in Section 3.24 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has engaged in any Affiliate Transactions at any time during the three (3) years immediately preceding the date of this Agreement.  From and after the Closing, except as expressly contemplated by this Agreement and the other Transaction Documents and except as set forth in Section 3.24 of the Company Disclosure Letter, neither the Company nor any of its affiliates shall have any obligation to engage in any Affiliate Transaction and neither the Company nor any of its Subsidiaries shall be bound by any Contract with respect to any Affiliate Transaction.  For purposes of this Agreement, “Affiliate Transaction” means any Contract, arrangement, commitment or transaction between the Company and/or any Subsidiary of the Company, on the one hand, and (a) any present or former officer, director, employee, member or unitholder of the Company or any of their respective affiliates, (b) to the Company’s knowledge, any family member thereof or any trust for the benefit of any such person or entity, any family members thereof or any entity in which any officer, director, employee or member of the Company or any of its Subsidiaries or any family member thereof is an owner of more than 10% of the voting equity securities of such entity (other than a public company) or (c) any Kayne Anderson Party, any funds managed by the same investment manager as any of the Kayne Anderson Parties and any portfolio companies of any of the Kayne Anderson Parties, on the other.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF HYDE PARK

Except as disclosed in the Hyde Park SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any risk factor section, forward-looking statements or cautionary disclosure regarding forward-looking statements contained in the Hyde Park SEC Documents) or in the disclosure schedule delivered by Hyde Park to the Company immediately prior to the execution of this Agreement (the “Hyde Park Disclosure Letter”) (each section of which qualifies to the correspondingly numbered representation, warranty or covenant specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent from the text of such disclosure), Hyde Park represents and warrants to the Company as follows:

Section 4.1 Organization and Standing.  Hyde Park is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.  Hyde Park is in good standing and duly qualified to do business in each jurisdiction in which property owned, leased, licensed or operated by it or the nature of the business conducted by it makes such qualification necessary.

Section 4.2 Subsidiaries.  Hyde Park does not have any Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any person or have any agreement or commitment to purchase any such interest, and Hyde Park has not agreed and is not obligated to make, nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy.

Section 4.3 Governing Documents.  Hyde Park has made available to the Company through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) or otherwise true and complete copies of its certificate of incorporation and bylaws (collectively, the “Hyde Park Organizational Documents”), as amended through the date hereof. Hyde Park is not in violation of any of the provisions of the Hyde Park Organizational Documents.  The transactions contemplated by this Agreement constitute a “Business Combination” within the meaning of the Hyde Park Organizational Documents and there is no obligation under the Hyde Park Organizational Documents that Hyde Park liquidate or dissolve prior to April 30, 2014 as a result of Hyde Park’s execution and delivery of this Agreement.

Section 4.4 Capitalization.

(a) The authorized capital stock of Hyde Park consist of (i) 50,000,000 shares of Hyde Park Common Stock and (ii) 1,000,000 shares of Hyde Park Preferred Stock.  As of the date of this Agreement, there were 10,068,750 shares of Hyde Park Common Stock outstanding and no shares of Hyde Park Preferred Stock outstanding.  Each of the outstanding shares of Hyde Park Stock has been duly authorized, validly issued, fully paid and non-assessable and issued in compliance in all material respects with all requirements of the Hyde Park Organizational Documents and all Laws applicable to Hyde Park and the Hyde Park Stock, and are free of preemptive rights.

(b) Except as set forth in this Section 4.4, there are no outstanding: (x) shares of capital stock or voting securities of Hyde Park, profit participation interests, phantom equity or similar interests; (y) securities of Hyde Park convertible into or exchangeable for shares of capital stock or voting securities of Hyde Park; or (z) options or other rights to acquire from Hyde Park or other obligations of Hyde Park to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Hyde Park or containing any profit participation, phantom equity or similar features with respect to Hyde Park.  There are no outstanding obligations of Hyde Park to repurchase, redeem or otherwise acquire any of the securities referred to in clause (x), (y) or (z) above.  Except as set forth in Section 4.4 of the Hyde Park Disclosure Letter, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of equity interests or other securities of Hyde Park.

(c) Hyde Park does not have any outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote with the stockholders of Hyde Park on any matter.

(d) Hyde Park Common Stock is quoted on the Nasdaq Stock Market (“Nasdaq”). There is no action or proceeding pending or, to Hyde Park’s knowledge, threatened against Buyer by Nasdaq with respect to any intention by such entity to prohibit or terminate the quotation of such securities thereon.

Section 4.5 Authorization and Validity of Agreement; No Violation.

(a) Hyde Park has the requisite power and authority to execute and deliver this Agreement and each other document to be entered into by Hyde Park in connection with the transactions contemplated hereby (together with this Agreement, the “Hyde Park Transaction Documents”) and, subject to receipt of the authorization and approval of this Agreement by the holders of a majority of the outstanding shares of Hyde Park Common Stock and the holders of a majority of the Hyde Park Common Stock issued in Hyde Park’s initial public offering (the “Hyde Park Stockholder Approval”), to consummate the transactions contemplated hereby, including the Mergers.  The Hyde Park Stockholder Approval is the only vote of any of Hyde Park Stock necessary in connection with the consummation of the Closing; provided that Hyde Park stockholders who hold shares of Hyde Park common stock acquired in Hyde Park’s initial public offering shall be entitled to vote either for or against the adoption by Hyde Park of this Agreement and the transactions contemplated hereby and demand that Hyde Park convert their shares into cash held in the Trust Account and Hyde Park may not consummate the Closing if, as a result of such conversions, Hyde Park’s net tangible assets are less than $5,000,001.

(b) The execution and delivery of this Agreement and the other Hyde Park Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Hyde Park Board.  No other corporate action on the part of Hyde Park or vote of Hyde Park’s stockholders is necessary to authorize the execution and delivery by Hyde Park of this Agreement and, except for the Hyde Park Stockholder Approval, no other corporate action on the part of Hyde Park or vote of the Hyde Park stockholders is necessary to authorize the execution and delivery of the other Hyde Park Transaction Documents and the consummation of the Mergers and the other transactions contemplated hereby and thereby.  The Hyde Park Board has unanimously (i) resolved to recommend that the Hyde Park stockholders adopt this Agreement (the “Hyde Park Recommendation”), (ii) determined that this Agreement and the Mergers are advisable and fair to and in the best interests of the Hyde Park stockholders, (iii) approved this Agreement and the Mergers, and (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Hyde Park stockholders.  Each of the Hyde Park Transaction Documents has been duly and validly executed and delivered by Hyde Park and, assuming each such Hyde Park Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Hyde Park Transaction Documents constitutes the legal, valid and binding agreement of Hyde Park and is enforceable against Hyde Park in accordance with its terms, except as such enforcement may be subject to the Remedies Exceptions.

(c) Other than in connection with or in compliance with (i) the filing of the Hyde Park Certificate of Merger with the Delaware Secretary of State, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of Nasdaq and (vi) the approvals set forth in Section 4.5(c) of the Hyde Park Disclosure Letter (collectively, the “Hyde Park Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Hyde Park of the Hyde Park Merger and the performance by Hyde Park of its obligations hereunder, except for such authorizations, consents, orders, licenses, permits, approvals or filings that, if not obtained or made, would not materially impede or delay the consummation of the Hyde Park Merger and the other transactions contemplated by this Agreement or have, individually or in the aggregate, a Hyde Park Material Adverse Effect.

(d) The execution and delivery by Hyde Park of the Hyde Park Transaction Documents do not, and (assuming the Hyde Park Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (with or without notice, lapse of time or both) (i) result in any loss, or suspension, limitation or impairment of any right of Hyde Park to own or use any assets required for the conduct of its business or result in any violation of, or default under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Hyde Park, to which Hyde Park is a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens, other than Hyde Park Permitted Liens, in each case, upon any of the properties or assets of Hyde Park, (ii) conflict with or result in any violation of any provision of the Hyde Park Organizational Documents or (iii) conflict with or violate any applicable Laws, except in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, accelerations, or Liens as would not have, individually or in the aggregate, a Hyde Park Material Adverse Effect.

Section 4.6 Hyde Park SEC Documents; Financial Statements.

(a) Hyde Park and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since its formation (all such documents and reports filed or furnished by Hyde Park or any of its Subsidiaries, the “Hyde Park SEC Documents”).  As of its filing date or, if amended, as of the date of the last such amendment, each Hyde Park SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Oxley Act, in each case, to the extent applicable to Hyde Park, as the case may be, and the applicable rules and regulations promulgated thereunder.

(b) As of its filing date or, if amended, as of the date of the last such amendment, each Hyde Park SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Hyde Park SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(c) Each Hyde Park SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The financial statements (including all related notes and schedules) of Hyde Park included in the Hyde Park SEC Documents (i) fairly present in all material respects the consolidated financial position of Hyde Park, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of Hyde Park and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

(e) There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Hyde Park relating to the Hyde Park SEC Documents.  Hyde Park has heretofore made available to the Company, through the SEC’s EDGAR system or otherwise, true, correct and complete copies of all material written correspondence between Hyde Park and the SEC.  None of the Hyde Park SEC Documents is, to the knowledge of Hyde Park, the subject of ongoing SEC review.

(f) Neither Hyde Park nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s financial statements or other Parent SEC Documents.

Section 4.7 Internal Controls and Procedures.  Hyde Park has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  Hyde Park’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Hyde Park in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Hyde Park’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Hyde Park has disclosed to Hyde Park’s auditors and the audit committee of the Hyde Park Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Hyde Park’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Hyde Park’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.8 No Undisclosed Liabilities.  There are no material liabilities or obligations of Hyde Park, whether accrued, absolute, determined or contingent, that would be required by GAAP to be reflected on a balance sheet of Hyde Park (including the notes thereto), except for (i) liabilities or obligations disclosed and provided for on the balance sheet of Hyde Park at September 30, 2013 (or in the notes thereto), (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement, and (iii) liabilities or obligations incurred since September 30, 2013 in the ordinary course of business consistent with past practice, which are not material to Hyde Park.

Section 4.9 Compliance with Law; DGCL Section 203.

(a) Except for compliance with any requirement to hold an annual meeting of stockholders, Hyde Park and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Hyde Park Material Adverse Effect.  Since its formation, neither Hyde Park nor any of its Subsidiaries has received any written notice or, to Hyde Park’s knowledge, other communication from any Governmental Entity regarding any actual or possible material violation of, or material failure to comply with, any Law.

(b) The Hyde Park Board has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute (including Section 203 of the DGCL) or similar federal or state statute inapplicable to this Agreement and the Mergers.

Section 4.10 Environmental Laws and Regulations.  There are no investigations, actions, suits or proceedings (whether administrative or judicial) pending, or threatened against Hyde Park or any person or entity whose liability Hyde Park has retained or assumed either contractually or by operation of law, alleging non-compliance with or other liability under any Environmental Law and, to Hyde Park’s knowledge, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit or proceeding,

Section 4.11 Investigations; Litigation.  (a) There is no investigation or review pending or, to Hyde Park’s knowledge, threatened by any Governmental Entity with respect to Hyde Park or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending or, to Hyde Park’s knowledge, threatened against or affecting Hyde Park and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity against Hyde Park.

Section 4.12 Information Supplied.

(a) The information supplied or to be supplied by Hyde Park for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Hyde Park with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein.  The information supplied or to be supplied by Hyde Park for inclusion in the Joint Proxy Statement/Prospectus will not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of Hyde Park and the unitholders of the Company and at the time of any meeting of the members of the Company or the stockholders of Hyde Park, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Hyde Park with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein.  The information supplied or to be supplied by Hyde Park for inclusion in the Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) The information supplied or to be supplied by Hyde Park for inclusion in any Offering Materials shall not, at the time the Offering Materials are furnished to investors or potential investors in the Private Equity Financing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Hyde Park with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing expressly for inclusion therein. The Offering Materials shall comply in all material respects with the provisions of the Securities Act applicable to offers and sales of securities to Accredited Investors (as such term is defined in Rule 501 under the Securities Act) conducted in reliance upon Rule 506 under the Securities Act.

Section 4.13 Investment Company Act.  Hyde Park is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

Section 4.14 Properties.

(a) Except as listed on Section 4.14 of the Hyde Park Disclosure Letter, Hyde Park does not own any real property.

(b) Hyde Park and its Subsidiaries have good and defensible title to, or have valid rights to lease or otherwise use, all items of real or personal property that are material to the respective businesses of Hyde Park and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title.

Section 4.15 Tax Matters.

(a) Except as have not had and would not have, individually or in the aggregate, a Hyde Park Material Adverse Effect, (i) Hyde Park has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such Tax Returns are complete and accurate, (ii) Hyde Park has timely paid all Taxes that are required to be paid by it or that Hyde Park is obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of Hyde Park, (iii) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Hyde Park and there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (vi) there are no Liens for Taxes on any of the assets of Hyde Park, other than Hyde Park Permitted Liens for Taxes, (vii) Hyde Park has not been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof, (viii) Hyde Park is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Hyde Park) or has any liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, in each case under this Section 4.15(a)(viii) other than with respect to customary Tax indemnification provisions in contracts not primarily relating to Taxes, (ix) Hyde Park has been a party to any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1), and (x) the unpaid Taxes of Hyde Park did not, as of the balance sheet of Hyde Park at September 30, 2013, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the interim financial statements of Hyde Park as of and for the nine months ended September 30, 2013.

(b) Neither Hyde Park nor any of its affiliates have taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers from qualifying as a contribution governed by Section 351 of the Code.

(c) Hyde Park is not a party to any agreement relating to Tax with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Section 7121 of the Code or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Entity relating to any Tax or Tax Return of Hyde Park has ever been requested or received.

(d) Hyde Park does not have any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable law.

(e) Hyde Park does not have any asset that is required to be treated as being owned by any other person pursuant to any provision of applicable law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(f) Hyde Park will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Governmental Entity filed or made on or prior to the Closing Date, or any prepaid amount received on or prior to the Closing.

(g) Hyde Park has provided to the Company all Tax Returns of Hyde Park filed since its date of formation and all audit reports, closing agreements, letter rulings, or technical advice memoranda relating to any Tax or Tax Return of Hyde Park for any open Tax year.

Section 4.16 Employment and Labor Matters.  Neither Hyde Park nor any of its Subsidiaries is a party to any Collective Bargaining Agreement.  As of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Hyde Park or any of its Subsidiaries pending or, to Hyde Park’s knowledge, threatened, that may interfere in any material respect with the respective business activities of Hyde Park or any of its Subsidiaries.  Hyde Park has complied in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, classification of employees and all applicable Laws in respect of any reduction in force, including without limitation, notice, information and consultation requirements, except where any such noncompliance could not reasonably be expected to result in material liability to Hyde Park or any of its Subsidiaries.

Section 4.17 Employee Benefit Plans.

(a) Other than the executive officers and consultants listed on Section 4.17(a) of the Hyde Park Disclosure Letter, neither Hyde Park nor any of its Subsidiaries has, or has ever had, any employees or any individuals performing services for such entities as independent contractors or agents (“independent contractors”).

(b) Neither Hyde Park nor any of its Subsidiaries maintains, sponsors, contributes to, participates in, or has any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other service providers.

(c) None of Hyde Park, any of its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, established, contributed to or been obligated to contribute to (i) a pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any executive officer, director or independent contractor of Hyde Park or any of its Subsidiaries to severance pay or any change in control payment or other compensatory payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation or benefits due any such executive officer, director or independent contractor, (iii) directly or indirectly cause Hyde Park or any of its Subsidiaries to transfer or set aside any assets to fund any benefits for any executive officer, director or independent contractor of Hyde Park or any of its Subsidiaries, or (iv) otherwise give rise to any material liability of Hyde Park or any of its Subsidiaries to any executive officer, director or independent contractor of Hyde Park or any of its Subsidiaries.

(e) Each ERISA Affiliate of Hyde Park or any of its Subsidiaries which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

Section 4.18 Insurance.  Hyde Park maintains insurance in force at the time hereof in such amounts and against such risks substantially as Hyde Park believes to be customary for the industry in which it operates.

Section 4.19 Material Contracts.

(a) Except as set forth in the Hyde Park SEC Documents filed prior to the date of this Agreement, there are no contracts or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Hyde Park is a party or by or to which any of the properties or assets of Hyde Park may be bound, subject or affected without penalty or cost, which either (i) creates or imposes a liability greater than $500,000 or (ii) may not be cancelled by Hyde Park on thirty (30) days’ or less prior notice (the “Hyde Park Contracts”). All Hyde Park Contracts are listed in Section 4.19 of the Hyde Park Disclosure Letter, other than this Agreement, those contemplated by this Agreement and those that are exhibits to the Hyde Park SEC Documents filed prior to the date of this Agreement.

(b) Hyde Park is not (with or without the lapse of time or the giving of notice, or both) in breach or default of or under any material Hyde Park Contract and, to the knowledge of Hyde Park , no other party to any such currently-existing Hyde Park Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. To the knowledge of Hyde Park, as of the date of this Agreement, except as disclosed in Section 4.19 of the Hyde Park Disclosure Letter, Hyde Park has not received any written notice of the intention of any Person to terminate any Hyde Park Contract. Complete and correct copies of all Hyde Park Contracts have been made available to the Company.

Section 4.20 Finders or Brokers.  Except for Barclays Capital Inc. and the underwriters in Hyde Park’s initial public offering who are entitled to deferred underwriting commissions as described in the Hyde Park SEC Documents, Hyde Park has not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission from Hyde Park or its affiliates in connection with or upon consummation of the Mergers.

Section 4.21 No Additional Representations.

(a) Hyde Park acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in ARTICLE III or in any certificate delivered by the Company to Hyde Park in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Hyde Park (or any of its affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and neither Hyde Park nor the Subsidiaries has relied on such information or any other representations or warranties not set forth in ARTICLE III.

(b) Hyde Park has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledge that Hyde Park has been provided access for such purposes.  Except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered to Hyde Park by the Company in accordance with the terms hereof, in entering into this Agreement, Hyde Park  has relied solely upon its independent investigation and analysis of the Company and the Company’s Subsidiaries, and Hyde Park acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries, or any of their respective affiliates, members, controlling persons or Representatives that are not expressly set forth in ARTICLE III or in any certificate delivered by the Company to Hyde Park, whether or not such representations, warranties or statements were made in writing or orally.  Hyde Park acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE III or in any certificate delivered by the Company to Hyde Park, (i) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated hereby and Hyde Park is not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Hyde Park as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Hyde Park or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

Section 4.22 Trust Account.  As of the date hereof, and at all times from the date hereof until immediately prior to the Closing (or the earlier termination of this Agreement), Hyde Park has and will have no less than $78,700,000 (less payments to stockholders of Hyde Park who have validly exercised their right to receive payment of Conversion Shares pursuant to Section 2.6 herein) invested in a trust account at Morgan Stanley Smith Barney (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”).  Upon consummation of the Mergers and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable the funds held in the Trust Account to, or to the order of, Hyde Park.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof until the earlier of the Effective Times or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Hyde Park (which consent should not be unreasonably conditioned, delayed or withheld) or (iii) as may be expressly contemplated or required by this Agreement, the Company covenants and agrees that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Hyde Park, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Times and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) as may be consented to by Hyde Park (which consent should not be unreasonably conditioned, delayed or withheld), (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company:

(i) shall not adopt any amendments to the Company Organizational Documents or the organizational documents of any Subsidiary;

(ii) shall not, and shall not permit any of its Subsidiaries to, issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any membership interests of any class or any other securities or equity equivalents or interests in the Company or any of its Subsidiaries or any phantom interest for which the value is derived therefrom;

(iii) shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company to, authorize or make any distribution with respect to its members (whether in cash, assets, membership interests or other securities of the Company or its Subsidiaries);

(iv) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the SME Merger;

(v) shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person, business or assets or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $1 million in the aggregate, except (1) as contemplated by the Company’s five-year plan previously provided to Hyde Park (the “Company Five-Year Plan”) or (2) as made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries; provided, however, that the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person, business or assets or make loans, advances or capital contributions to, or investments in, any other person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the SME Merger;

(vi) shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, or otherwise dispose of or encumber any properties or non-cash assets with a value in excess of $1 million in the aggregate, except (1) sales, transfers and dispositions of obsolete or worthless equipment, (2) sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products in the ordinary course of business, (3) sales, leases, transfers or other dispositions made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (4) as required by Contracts or other arrangements existing on the date hereof and set forth on Section 3.20 of the Company Disclosure Letter, (5) the plugging and abandonment of Wells in the ordinary course of business consistent with past practice, and (6) the expiration of any Oil and Natural Gas Lease in accordance with its terms (other than as a result of failure to pay rental, shut-in royalties or similar lease maintenance payments);

(vii) shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $1 million in the aggregate, except for (1) expenditures contemplated by the Company Five-Year Plan (whether or not such capital expenditure is made during the 2013 or 2014 fiscal year), or (2) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(viii) shall not, and shall not permit any of its Subsidiaries to, enter into any new contract to sell Hydrocarbons other than in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business consistent with past practice, or as required by applicable Law or the terms of this Agreement or any Company Benefit Plan or other Contract in existence as of the date hereof, shall not, and shall not permit any of its Subsidiaries to, (1) establish, adopt, amend, modify, or terminate any Collective Bargaining Agreement or other Company Benefit Plan (other than amendments or modifications that do not materially increase the cost or expense to the Company of providing or administering such benefits), or (2) increase the compensation, severance or benefits of any of the current or former directors, managers, or officers of the Company or its Subsidiaries;

(x) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(xi) shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Company Membership Interests, ownership interests of any Subsidiary of the Company or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such Company Membership Interests or ownership interests or take any action to cause to be exercisable any otherwise unexercisable award under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised awards or warrants outstanding on the date hereof), other than for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;

(xii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money or any guarantee of such indebtedness, except (1) for any indebtedness incurred in the ordinary course of business, (2) for any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (3) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to the Company than such existing indebtedness, (4) for any guarantees by the Company of indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of indebtedness of the Company or any Subsidiary of the Company, which indebtedness is incurred in compliance with this Section 5.1(b) and (5) incremental indebtedness not to exceed $10 million to the extent available to the Company under its existing credit facilities; provided, however, that in the case of each of clauses (1) through (5) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, or, following the Closing, Parent and its Subsidiaries, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any Subsidiary is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(xiii) other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract or under any Company Permit, or enter into any new contract which would be a Company Material Contract or which would reasonably be expected to, after the Effective Times, restrict or limit in any material respect Parent, the Company, the Surviving Companies or any of their respective affiliates from engaging in any business or competing in any geographic location with any person;

(xiv) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted) in excess of $1 million, other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice;

(xv) shall not make, change or revoke any material Tax election, change any material tax accounting method, file any amended Tax return, enter into any closing agreement, request any Tax ruling, settle or compromise any material Tax proceeding, surrender any claim for a material refund of Taxes or take any action, other than in the ordinary course of business, that would have a material Tax effect;

(xvi) except as otherwise permitted by this Agreement, any refinancing permitted by clause (xii)(3) and (4) above or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees thereof of the Company or any Subsidiary, other than (1) at stated maturity and (2) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such indebtedness or guarantees thereof may be entitled), in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(xvii) shall not, and shall not permit any of its Subsidiaries to, enter into any Affiliate Transactions; and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (xix) of this Section 5.1(b).

Section 5.2 Conduct of Business by Hyde Park.

(a) From and after the date hereof until the earlier of the Effective Times or Termination Date, and except (i) as may be required by applicable Law, (ii) with the prior written consent of the Company, (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2(a) of the Parent Disclosure Letter, Hyde Park covenants and agrees that the business of Hyde Park and its Subsidiaries shall be conducted in the ordinary course of business; provided, however, that no action by Hyde Park or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Hyde Park agrees with the Company, on behalf of itself and its Subsidiaries, that from the date hereof and prior to the earlier of the Effective Times and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) as may be consented to by the Company, (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.2(b) of the Hyde Park Disclosure Letter, Hyde Park:

(i) shall not adopt any amendments to the Hyde Park Organizational Documents, except for such amendments to its organizational documents that do not have a material adverse effect on the Mergers and the transactions contemplated hereby;

(ii) shall not issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of stock of any class or any other securities or equity equivalents in Hyde Park or any phantom interest for which the value is derived therefrom;

(iii) shall not split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iv) shall not declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, cancel or agree to cancel shares of its capital stock or repurchase, agree to repurchase or otherwise acquire or agree to acquire, directly or indirectly, any of its securities, other than in connection with the conversion to cash of Conversion Shares;

(v) shall not enter into, terminate or materially modify any material contract;

(vi) shall not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the equity interests or assets of, or otherwise acquire, any material business of any corporation, partnership, association or other business organization or division thereof;

(vii) shall not make or grant any bonus or any wage or salary increase to any employee or group of employees;

(viii) shall not make any loans or advances to, or guarantees for the benefit of, any Person;

(ix) shall not create, incur or assume any indebtedness for borrowed money in excess of $500,000;

(x) shall not in any material respect amend or otherwise modify the Trust Agreement or any other agreement relating to the Trust Account;

(xi) shall not adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Hyde Park;

(xii) (A) establish, adopt or enter into any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other service providers of Hyde Park or any of its Subsidiaries, (B) hire any employee or officer, or (C) increase the compensation, severance or benefits of any of the current or former directors, managers, or officers of Hyde Park or any of its Subsidiaries;

(xiii) shall not issue or sell any debt securities or guarantee any debt securities of others;

(xiv) shall not fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished;

(xv) shall not make, change or revoke any material Tax election, change any material tax accounting method, file any amended Tax return, enter into any closing agreement, request any Tax ruling, settle or compromise any material Tax proceeding, surrender any claim for a material refund of Taxes or take any action, other than in the ordinary course of business, that would have a material Tax effect, and

(xvi) shall not agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (xiii) of this Section 5.2(b).

Section 5.3 Access to Information.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is subject, between the date of this Agreement and the earlier of the Effective Times or Termination Date, subject to Hyde Park’s undertaking to use its commercially reasonable efforts to keep confidential and protect the trade secrets of the Company and its Subsidiaries against any disclosure, the Company shall permit, upon reasonable request, Hyde Park and its Representatives reasonable access during normal business hours to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding such party as the other party may reasonably request. Notwithstanding the foregoing, neither party shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law.  Neither Hyde Park nor any of its officers, employees or representatives, shall be permitted to perform any onsite procedures (including an onsite study or any invasive testing or sampling) with respect to any property of the Company or any of the Company’s Subsidiaries without the Company’s prior written consent.

Section 5.4 No Solicitation.

(a) The Company and its Subsidiaries will not, and will cause their respective affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than Hyde Park) concerning any merger, consolidation, dissolution, business combination, involving the Company or any of its Subsidiaries, the sale of any assets of the Company or any of its Subsidiaries (other than assets sold in the ordinary course of business), or the issuance and sale of any securities of, or membership interests in, the Company or any of its Subsidiaries, including any securities convertible into, or exchangeable or exercisable for, any equity securities of the Company or any of its Subsidiaries.

(b) Hyde Park will not, and will cause its affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any Person (other than the Company) concerning any Business Combination within the meaning of the Hyde Park Organizational Documents or similar transaction.

(c) The parties hereto recognize and agree that immediate irreparable damages for which there is not adequate remedy at Law would occur in the event that the provisions of this Section 5.4 are not performed in accordance with the specific terms hereof or are otherwise breached. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief, without the necessity of posting a bond, to prevent breaches of the provisions and to enforce specifically the provisions of this Section 5.4 in addition to any other remedy to which such party may be entitled, at law or in equity.

Section 5.5 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Hyde Park and the Company shall cause Parent to prepare and file with the SEC the Form S-4, which will include the Joint Proxy Statement/Prospectus.  Each of Hyde Park and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Mergers and the other transactions contemplated hereby, which shall include their respective reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.  Each of Hyde Park and the Company will cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders and unitholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act.  Hyde Park and the Company shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Mergers, and Hyde Park and the Company shall furnish all information concerning themselves and their respective stockholders and unitholders as may be reasonably requested in connection with any such action.  No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Parent without the prior consent of Hyde Park and the Company (which, in either case, shall not be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon.  Hyde Park or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission.  If at any time prior to the Effective Times any information relating to Hyde Park or the Company, or any of their respective affiliates, officers or directors, is discovered by Hyde Park or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Hyde Park and the unitholders of the Company.

(b) As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, Hyde Park shall take all action necessary in accordance with applicable Laws and the Hyde Park Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Hyde Park Stockholder Approval (the “Hyde Park Stockholders Meeting”) and not postpone or adjourn the Hyde Park Stockholders Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Hyde Park Stockholder Approval have not been obtained; provided, that, unless otherwise agreed by the parties, the Hyde Park Stockholders Meeting may not be postponed or adjourned to a date that is more than 20 days after the date for which the Hyde Park Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  Hyde Park will, through the Hyde Park Board, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or applicable Laws to obtain such approvals.

(c) The Company shall use its reasonable best efforts to provide Parent, by February 14, 2014,  with (i) a copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2013 and December 31, 2012 and the related audited consolidated statements of income, stockholders’ equity and cash flows for each of the years ended December 31, 2011, December 31, 2012 and December 31, 2013, together with a true and correct copy of the related notes and schedules thereto and the report of the Company’s auditor on such audited financial statements.  Hyde Park shall use its reasonable best efforts to provide Parent, by February 14, 2014,  with (i) a copy of the audited balance sheets of Hyde Park as of December 31, 2013 and December 31, 2012 and the related audited statements of income, stockholders’ equity and cash flows for the year ended December 31, 2012, the period from February 24, 2011 (inception) through December 31, 2011 and the period from February 24, 2011 (inception) through December 31, 2012., together with a true and correct copy of the related notes and schedules thereto and the report of Hyde Park’s auditor on such audited financial statements.

(d) As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its unitholders for the purpose of obtaining the Company Unitholder Approval (the “Company Unitholder Meeting”) and not postpone or adjourn the Company Unitholder Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Unitholder Approval have not been obtained; provided, that, unless otherwise agreed by the parties, the Company Unitholder Meeting may not be postponed or adjourned to a date that is more than 20 days after the date for which the Company Unitholder Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).  The Company will, through the Company Board, recommend that its unitholders adopt this Agreement and will use reasonable best efforts to solicit from its unitholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the requisite unitholders required by applicable Laws to obtain such approvals.

(e) If required by applicable Law and the respective organizational documents of the Merger Subs, each Merger Sub will promptly after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern Time) on the date of this Agreement, submit this Agreement to such Merger Sub’s stockholder for the purpose of approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Hyde Park Merger, in the case of Merger Sub 1, and the Company Merger, in the case of Merger Sub 2, by written consent (each a “Merger Sub Approval”), and each Merger Sub shall use its commercially reasonable efforts to obtain its Merger Sub Approval as promptly as reasonably practicable after the execution of this Agreement and in any event no later than 11:59 p.m. (Eastern) on the date of this Agreement.

(f) Each Merger Sub agrees that: (i) its board of directors or managers, as applicable, shall unanimously recommend that its sole stockholder vote to adopt and approve (or consent in writing to the adoption and approval of) this Agreement and the Hyde Park Merger, in the case of Merger Sub 1, and the Company Merger, in the case of Merger Sub 2, and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.5(d).

(g) Parent shall take any action required to be taken, make all filings required to be made and pay all fees due under any applicable Federal, state or provincial securities laws in connection with the offer and sale of securities in the Private Equity Financing.  No Offering Materials relating to the Private Equity Financing shall be furnished to investors or prospective investors without the prior consent of the Company and Hyde Park (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company and Hyde Park a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Times any information relating to Hyde Park or the Company, or any of their respective affiliates, officers or directors, is discovered by Hyde Park or the Company which should be set forth in an amendment or supplement to any of the Offering Materials or any amendment or supplement thereto, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly furnished to investors and prospective investors in the Private Equity Financing to the extent required by Law.  The Private Equity Financing shall be conducted in accordance with Rule 506(b) under the Securities Act and offering procedures established by mutual agreement of the Company and Hyde Park.  Any securities offered pursuant to the Private Equity Financing shall be offered only to Accredited Investors (i) with which the Company or its placement agent, if any, has a substantive pre-existing relationship, (ii) that became interested in the Private Equity Financing other than through the Form S-4, (iii) that were not contacted through marketing or solicitation efforts related to a Hyde Park special meeting or a Company special meeting and (iv) that did not contact Parent, Hyde Park or the Company as a result of the Form S-4.

Section 5.6 Regulatory Approvals; Efforts.

(a) Prior to the Closing, Hyde Park, Parent, the Merger Subs and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Mergers including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Mergers, (ii) the satisfaction of the conditions to consummating the Mergers, (iii) taking all reasonable actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity required to be obtained or made by Hyde Park, Parent, the Merger Subs, the Company or any of their respective Subsidiaries in connection with the Mergers or the taking of any action contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and to fully carry out the purposes of this Agreement.  Additionally, each of Hyde Park, Parent, the Merger Sub and the Company shall use reasonable best efforts to fulfill all conditions precedent to the Mergers and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any such Governmental Entity necessary to be obtained prior to Closing.  To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Mergers, the parties hereto shall use reasonable best efforts to effect such transfers.

(b) Hyde Park and the Company shall each keep the other apprised of the status of matters relating to the completion of the Mergers and work cooperatively in connection with obtaining all required consents, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity undertaken pursuant to the provisions of this Section 5.6.  In that regard, prior to the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Mergers.  Each party to this Agreement shall promptly inform the other parties to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party orally of) any communication from any Governmental Entity regarding the Mergers, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed communication with any such Governmental Entity.  If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Mergers, then such party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in substantial compliance with such request.  No party shall participate in any meeting or teleconference with any Governmental Entity where material issues would likely be discussed in connection with this Agreement and the Mergers unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.  Each party shall furnish the other parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity with respect to this Agreement and the Mergers, and furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.6 may be redacted (i) to remove confidential information, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

Section 5.7 Takeover Statutes.  If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Mergers or any other transactions contemplated hereby, each of the Company and Hyde Park shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements.  Hyde Park and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby, to the extent they have not been previously issued or disclosed, shall be consistent with such joint communications plan.  Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each party shall consult with each other before issuing any press release or public statement with respect to the Mergers and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation.  Hyde Park and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.9 Indemnification of Directors and Officers.  The certificate of incorporation and by-laws (or operating agreement or other equivalent governing instruments) of Parent and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws, operating agreement, or equivalent instruments, as applicable, of such Persons as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, managers, managing members, members, agents or employees of Hyde Park, the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and bylaws (or equivalent governing instruments) of such Persons.  Parent shall cause (including, without limitation, by paying premiums on the current insurance policies) to be maintained in effect for six (6) years after the Closing Date the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Hyde Park, the Company and its Subsidiaries with respect to matters occurring prior to the Closing; provided, that Parent may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered). Parent will indemnify each individual who served as a director, officer, manager or managing member of the Company and its Subsidiaries at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations, claims, etc. including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby.

Section 5.10 Transaction Litigation.  Hyde Park shall give the Company the opportunity to participate in Hyde Park’s defense or settlement of any stockholder litigation against Hyde Park and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Mergers.  Hyde Park agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against Hyde Park or its directors, executive officers or similar persons by any stockholder of Hyde Park relating to this Agreement, the Mergers, or any other transaction contemplated hereby unless such settlement will not result in: (i) the termination of this Agreement, (ii) the parties hereto not being able to operate in substantially the same manner after the Effectives Times as it is anticipated that they will operate under the terms of this Agreement, (iii) a Hyde Park Material Adverse Effect, or (iv) a payment of any amount in excess of $1 million, exclusive of any insurance proceeds.

Section 5.11 Contribution.  Notwithstanding anything herein to the contrary, none of Hyde Park, the Company, Parent or the Merger Subs shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Mergers from qualifying as a contribution governed by Section 351 of the Code.  Prior to the Effective Times, Hyde Park and the Company shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Mergers to qualify as a contribution governed by Section 351 of the Code.  This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).  Each of Hyde Park and the Company shall report the Mergers as a contribution governed by Section 351 of the Code in which no gain or loss is recognized by Hyde Park, its stockholders, the holders of Company Membership Interests, the Company, Parent or Merger Sub, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  Immediately after the Contribution, SME Surviving LLC shall be a disregarded entity with respect to Parent and Hyde Park Surviving Corporation for U.S. federal income Tax purposes.

Section 5.12 Nasdaq Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Mergers and such other shares of Parent Common Stock to be reserved for issuance in connection with the Mergers to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 5.13 Board of Directors.  The Parties shall take all necessary corporate action to appoint the directors, managers and officers of Parent, Hyde Park Surviving Corporation and SME Surviving LLC as set forth on Annex I hereto. Prior to the execution of this Agreement, each member of the Hyde Park Board shall have executed a written resignation effective as of the Hyde Park Effective Time.

Section 5.14 No Claim Against the Trust Account.  The Company acknowledges that it has read Hyde Park’s final prospectus, dated August 1, 2012, and understands that Hyde Park has established the Trust Account described therein for the benefit of Hyde Park’s public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another business combination, are not consummated by May 1, 2014, Hyde Park will be obligated to return to its stockholders the amounts being held in the Trust Account.  Accordingly, the Company on behalf of itself and its Affiliates hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Hyde Park to collect from the Trust Account any monies that may be owed to them by Hyde Park or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever.

Section 5.15 Proxy Solicitation.  From and after the date of this Agreement, the Company shall provide, and shall use commercially reasonable efforts to cause the Company Representatives, legal and accounting advisors to provide, commercially reasonable cooperation requested by Hyde Park in connection with the solicitation of proxies from Hyde Park stockholders, including (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and other meetings with Hyde Park investors and potential Hyde Park investors, (ii) preparing and providing access to due diligence materials reasonably required in connection with such proxy solicitation and (iii) assisting with the preparation of presentations and other materials in connection with such proxy solicitation.

Section 5.16 Registration Rights.  Prior to the date on which the Joint Proxy Statement/Prospectus is first mailed to the unitholders of the Company and the stockholders of Hyde Park, Parent, the Kayne Anderson Parties and the Investors (as such term is used and defined in Annex II) shall enter into a definitive form of registration rights agreement generally consistent with the terms attached hereto as Annex II.

ARTICLE VI.

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of each party to effect the Mergers shall be subject to the fulfillment (or waiver by all parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Hyde Park Stockholder Approval.  The Hyde Park Stockholder Approval shall have been obtained.

(b) Company Unitholder Approval.  The Company Unitholder Approval shall have been obtained.

(c) Statutes and Injunctions.  No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger or any related transaction.

(d) Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2 Conditions to Obligation of the Company to Effect the SME Merger.  The obligation of the Company to effect the SME Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Times of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Hyde Park set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Hyde Park Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Hyde Park Material Adverse Effect; provided, that representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period.

(b) Obligations and Covenants.  Hyde Park shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Times.

(c) Officer Certificate and Trustee Notice.  Hyde Park shall have delivered to the Company (i) a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied and (ii) a true and correct copy of the notice delivered to the Trustee required to terminate the Trust Account with instructions to pay out the funds in the Trust Account (less any amounts payable to holders of Conversion Shares) to, or to the order of, Hyde Park.

(d) Material Adverse Effect.  No Hyde Park Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Legal Opinion. The Company shall have received a written opinion from Latham & Watkins LLP, counsel to the Company, or another firm of national reputation, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as an exchange within the meaning of Section 351 of the Code.  Each of Hyde Park and the Company shall provide, and such counsel shall be entitled to rely upon representation letters in form and substance reasonably satisfactory to such counsel.  Each such representation letter shall be dated at least 2 business days prior to the date on which the Joint Proxy Statement/Prospectus is first mailed to the unitholders of the Company and the stockholders of Hyde Park and reissued as of the Closing Date.  The condition set forth in this Section 6.2(e) shall not be waivable after receipt of the Company Unitholder Approval if such waiver would require further approval of the unitholders to be obtained, unless further approval is obtained with appropriate disclosure.

(f) Available Cash.  After giving effect to the exercise of redemption rights by holders of Hyde Park Common Stock pursuant to the Hyde Park Organizational Documents, Hyde Park shall have at least an aggregate of Forty Million Dollars ($40,000,000) of cash held in the Trust Account.

Section 6.3 Conditions to Obligation of Hyde Park to Effect the Hyde Park Merger.  The obligation of Hyde Park to effect the Hyde Park Merger is further subject to the fulfillment (or the waiver by Hyde Park) at or prior to the Effective Times of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, individually or in the aggregate, have a Hyde Park Material Adverse Effect; provided, that representations and warranties that are made as of a particular date or period need be true and correct only as of such date or period.

(b) Obligations and Covenants.  The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Times.

(c) Officer Certificate.  The Company shall have delivered to Hyde Park a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e) Legal Opinion.  Hyde Park shall have received a written opinion from Katten Muchin Rosenman LLP, counsel to Hyde Park, or another firm of national reputation, dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will qualify as an exchange within the meaning of Section 351 of the Code.  Each of Hyde Park and the Company shall provide, and such counsel shall be entitled to rely upon, representation letters in form and substance reasonably satisfactory to such counsel.  Each such representation letter shall be dated at least 2 business days prior to the date on which the Joint Proxy Statement/Prospectus is first mailed to the unitholders of the Company and the stockholders of Hyde Park and reissued as of the Closing Date. The condition set forth in this Section 6.3(e) shall not be waivable after receipt of the Hyde Park Stockholder Approval if such waiver would require further stockholder approval to be obtained, unless further stockholder approval is obtained with appropriate disclosure.

Section 6.4 Frustration of Closing Conditions.  Neither the Company nor Hyde Park may rely, either as a basis for not consummating the Mergers or terminating this Agreement and abandoning the Mergers, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1 Termination or Abandonment.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Times, whether before or after the Hyde Park Stockholder Approval or Company Member Approval have been obtained (except as otherwise provided below):

(a) by the mutual written consent of Hyde Park and the Company;

(b) by either Hyde Park or the Company, if the Mergers shall not have been consummated on or prior to May 1, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if (i) the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement and (ii) the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.5;

(c) by either Hyde Park or the Company, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was due to the failure of such Party to perform any of its obligations under this Agreement;

(d) by either Hyde Park or the Company, if the Hyde Park Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Hyde Park Stockholder Approval shall not have been obtained;

(e) by the Company, if after giving effect to the exercise of redemption rights by holders of Hyde Park Common Stock pursuant to the Hyde Park Organizational Documents, Hyde Park does not have at least an aggregate of Forty Million Dollars ($40,000,000) of cash held in the Trust Account.

(f) by Hyde Park or the Company, if the Company Unitholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Unitholder Approval shall not have been obtained;

(g) by the Company, if Hyde Park shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Hyde Park does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein); and

(h) by Hyde Park, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from Hyde Park describing such breach or failure in reasonable detail (provided that Hyde Park is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

Section 7.2 Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Article VIII), and there shall be no other liability on the part of Hyde Park or the Company to the other except as to liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination in which case, subject to Section 5.14, the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Times.

Section 8.2 Expenses.  Whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided that Hyde Park shall pay all filing fees and printer costs associated with the transactions contemplated hereby.

Section 8.3 Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.4 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.5 Jurisdiction; Specific Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware (“Delaware Court of Chancery”) and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative.  The Parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 8.6 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Company, Parent or the Merger Subs, to: Santa Maria Energy Holdings, LLC 2811 Airpark Drive Santa Maria, CA 93455
Facsimile:	(805) 938-3340
Attention:	General Counsel
with copies to: Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002
Facsimile:	(713) 546-5401
Attention:	Michael E. Dillard Sean T. Wheeler
Email:	michael.dillard@lw.com sean.wheeler@lw.com

Kayne Anderson Capital Advisors LP 811 Main Street, 14th Floor Houston, Texas 77002
Facsimile:	(713) 655-7355
Attention:	Charles W. Yates
Email:	cyates@kaynecapital.com

(b)	If to Hyde Park, to: Hyde Park Acquisition Corp. II 500 Fifth Avenue, 50th floor New York, NY 10110
Facsimile:	(212) 644-6262
Attention:	Laurence S. Levy and Edward Levy

with copies to: Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022
Facsimile:	(212) 894-5873
Attention:	Todd J. Emmerman
Email:	todd.emmerman@kattenlaw.com

Section 8.8 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties.  Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.  Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement.  This Agreement (including the schedules and exhibits hereto and the documents and the instruments referred to herein) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and, subject to Section 5.10, this Agreement is not intended to grant standing to any person other than the parties hereto.

Section 8.11 Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders or members of the Parties hereto as contemplated hereby, by written agreement of the Parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by the stockholders or members of the Parties unless, to the extent required, approved by the stockholders or members.

Section 8.12 Extension; Waiver.  At any time prior to the Effective Times, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.11, waive compliance with any of the agreements or conditions contained in this Agreement.  Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders or members of any of the Parties.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.13 Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14 No Third-Party Beneficiaries.  Each of Hyde Park and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for the provisions of Section 5.9, this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.15 Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.  Each of the Parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 8.16 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, limited liability company, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof; provided, however, that Parent shall not be deemed a Subsidiary of either Hyde Park or the Company for purposes of this Agreement.  References in this Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person; provided, however, that Parent shall not be deemed an affiliate of either Hyde Park or the Company for purposes of this Agreement.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.  References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.  As used in this Agreement, “knowledge” means (i) with respect to Hyde Park, the actual knowledge of the individuals listed in Section 8.16(a) of the Hyde Park Disclosure Letter and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.16(a) of the Company Disclosure Letter.  As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

(b) Certain Specified Definitions.  As used in this Agreement:

(i) “Company Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably likely to have, a material adverse effect on (A) the ability of the Company to consummate the Mergers and the other transactions contemplated by this Agreement in a timely manner or (B) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which the Company or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action, Order, Company Permit or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Sections 3.5 or 3.20 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Hyde Park, (5) any changes or developments in prices for oil, natural gas or other commodities or for the Company’s raw material inputs and end products, (6) any adoption, implementation, promulgation, repeal or modification following the date of this Agreement of any rule, regulation, ordinance, Order, Company Permit, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (7) any changes in GAAP or accounting standards following the date of this Agreement, (8) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, or (9) any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (5), (7) and (8) to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

(ii) “Company Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising by operation of Law and incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions (but excluding Liens in respect of any monetary amount due and owing by the Company), (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned Subsidiaries, (F) in the case of Oil and Natural Gas Leases, the lessor’s production burdens, (G) Liens created under joint operating agreements, participation agreements or development agreements, in each case, for amounts not yet delinquent, (H) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other restrictions and other similar matters that would be accepted by a reasonably prudent purchaser of Oil and Natural Gas Leases that would not reduce the net revenue interest, or increase the working interest, of the Company or any of its subsidiaries in any Oil and Natural Gas Lease and that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presented conducted or the value of the assets, (I) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby, or (J) Liens arising under (1) the Amended and Restated Senior Credit Facility, dated as of November 9, 2012, among the Company, as borrower, each of the lenders that is a signatory thereto, and Mutual of Omaha Bank, N.A., as administrative agent, and (2) that certain second replacement promissory note dated February 5, 2010 in the aggregate principal amount of $1,765,582.90 made by Orcutt Properties, LLC, NW Casmalia Properties, LLC and Gitte-Ten, LLC (and assumed by Borrower) in favor of Sector Capital Corporation.

(iii)  “Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

(iv) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that, together with such entity, trade or business, is, or was at the relevant time, required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(v) “good and defensible title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing and operating producing or non-producing oil and natural gas properties or mining properties, as the case may be, in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(vi) “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(vii) “Hyde Park Material Adverse Effect” means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that has had, or would be reasonably likely to have, a material adverse effect on (A) the ability of Hyde Park to consummate the Mergers and the other transactions contemplated by this Agreement in a timely manner or (B) the business, assets, liabilities, condition (financial or otherwise) or results of operations of Hyde Park, taken as a whole, other than any event, change, effect, development or occurrence resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Hyde Park or any of its Subsidiaries conducts its business, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (including, subject to the following proviso, the impact thereof on the relationships, contractual or otherwise, of Hyde Park with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action, Order, Permit or other proceeding with respect to the Mergers or any of the other transactions contemplated by this Agreement) (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Sections 4.5 or 4.18 (or any portion thereof) to the extent that the purpose of such representation or warranty (or portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the Company, (5) any adoption, implementation, promulgation, repeal or modification following the date of this Agreement of any rule, regulation, ordinance, Order, Permit protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (6) any changes in GAAP or accounting standards, (7) earthquakes, any weather-related event, natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (8) any failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (8) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Hyde Park Material Adverse Effect so long as it is not otherwise excluded by this definition), or (9) any changes in the share price or trading volume of the shares of Hyde Park Common Stock (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Hyde Park Material Adverse Effect so long as it is not otherwise excluded by this definition); except, in each case with respect to clauses (1), (2), (7) and (8) to the extent disproportionately affecting Hyde Park, taken as a whole, relative to other similarly situated companies in the industries in which Hyde Park operates.

(viii) “Hyde Park Permitted Lien” means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmens’, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising by operation of Law and incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions (other than Liens in respect of monetary obligations that are due and owing by Hyde Park), (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among Hyde Park and its wholly owned subsidiaries, or (F) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

(ix) “Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or other substances (including minerals) produced or associated therewith.

(x) “Kayne Anderson Parties” means Kayne Anderson Energy Fund IV, L.P., a Delaware limited partnership, and Kayne Anderson Energy Fund IV QP, L.P., a Delaware limited partnership, and their permitted transferees.

(xi) “Oil and Natural Gas Contracts” means any of the following contracts to which the Company or any of its Subsidiaries is a party (other than, in each case, an Oil and Natural Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, divisions orders, transfer orders, royalty deeds, oil and natural gas sales agreements, exchange agreements, gathering and processing contracts and agreements, drilling, service and supply contracts, geophysical and geological contracts, land broker, title attorney and abstractor contracts and all other contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, interests thereunder.

(xii) “Oil and Natural Gas Interests” means (A) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, and other non-working interests and non-operating interests; (B) Hydrocarbons or revenues therefrom; (C) all Oil and Natural Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Natural Gas Leases or included in units with which the Oil and Natural Gas Leases may have been pooled or unitized; (D) all Oil and Natural Gas Contracts; (E) surface interests, fee interests, reversionary interests, reservations and concessions; (F) all easements, surface use agreements, rights of way, licenses and permits, in each case, in connection with Oil and Natural Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (G) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to clauses (A) and (C) above and the units created thereby which accrue or are attributable to the interests of the holder thereof; (H) all interests in machinery equipment (including Wells, well equipment and machinery), oil and natural gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries, testing and monitoring equipment, in each case, in connection with Oil and Natural Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, and (I) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(xiii) “Oil and Natural Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property which is material to the operation of the Company’s business.

(xiv) “Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

(xv)  “Phantom Equity Plan” means the Santa Maria Pacific Holdings, LLC 2008 Phantom Equity Plan, as amended and restated as of March 15, 2011.

(xvi) “Phantom Equity Unit” means a unit of phantom equity granted under the Phantom Equity Plan.

(xvii) “Private Equity Financing” means a private placement of Parent Common Stock at a price of not less than $10.50 per share; provided, however, that the aggregate amount which may be raised under the Private Equity Financing, when combined with the cash held in the Trust Account after giving effect to the exercise of redemption rights by holders of Hyde Park Common Stock pursuant to the Hyde Park Organizational Documents, shall not exceed $150 million.

(xviii) “Profits Interest Plan” means the Santa Maria Energy Holdings, LLC 2013 Profits Interest Plan.

(xix) “Profits Interest Units” has the meaning set forth in the Amended and Restated Limited Liability Company Agreement of Santa Maria Energy Holdings, LLC, as amended from time to time.

(xx) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xxi) “Tax” or “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

(xxii) “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

(xxiii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

(xxiv) “Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Natural Gas Lease.

(xxv) “Wells” means all oil and/or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on the Oil and Natural Gas Leases or Units or otherwise associated with an Oil and Natural Gas Interest of the Company or any of its Subsidiaries, together with all oil, gas and mineral production from such well.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HYDE PARK ACQUISITION CORP. II

By:	/s/ Laurence S. Levy
Name:	Laurence S. Levy
Title:	Chief Executive Officer

SANTA MARIA ENERGY CORPORATION

By:	/s/ David Pratt
Name:	David Pratt
Title:	Chief Executive Officer

HPAC MERGER SUB, INC.

By:	/s/ David Pratt
Name:	David Pratt
Title:	Chief Executive Officer

SME MERGER SUB, LLC

By:	/s/ David Pratt
Name:	David Pratt
Title:	Chief Executive Officer

SANTA MARIA ENERGY HOLDINGS, LLC

By:	/s/ David Pratt
Name:	David Pratt
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Amended and Restated Certificate of Incorporation of Parent

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SANTA MARIA ENERGY CORPORATION

Santa Maria Energy Corporation (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) hereby certifies that:

1.           The name of the Corporation is Santa Maria Energy Corporation.

2.           The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on November 27, 2013.

3.           This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”) amends and restates the Original Certificate of Incorporation, as amended, in its entirety and has been duly adopted by the Board of Directors of the Corporation by unanimous written consent in lieu of a meeting in accordance with Sections 141(f), 242, and 245 of the DGCL and by the stockholders of the Corporation by written consent in lieu of a meeting thereof in accordance with Sections 228, 242 and 245 of the DGCL.

4.           The Certificate of Incorporation of the Corporation, as amended hereby, shall, upon the effectiveness hereof, read in its entirety, as follows:

ARTICLE I

NAME

The name of the Corporation is Santa Maria Energy Corporation.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o Paracorp Incorporated, 2140 South Dupont Highway, in the City of Camden, County of Kent, 19934.  The name of the Corporation’s registered agent at such address is Paracorp Incorporated.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL, as the same may be amended and supplemented.

ARTICLE IV

CAPITAL STOCK

Section 1. Authorized Shares.  The total number of shares of all classes of stock that the Corporation shall have authority to issue is 101,000,000 shares, of which 100,000,000 shares shall be common stock, $0.001 par value (“Common Stock”), and 1,000,000 shares shall be preferred stock, $0.001 par value (“Preferred Stock”).

Section 2. Common Stock.  Except as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights, subject to the same qualifications, limitations and restrictions.  The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock.

(a) Voting Rights.  Except as otherwise required by applicable law and subject to the rights of the holders of Preferred Stock, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.  No stockholder of the Corporation shall be entitled to exercise any right of cumulative voting.

(b) Dividends.  Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, the holders of Common Stock shall be entitled to receive, as, if and when declared by the Board of Directors of the Corporation (the “Board”) out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board in advance of payment of each particular dividend.

(c) No Preemptive or Subscription Rights.  No holder of Common Stock shall be entitled to preemptive or subscription rights.

(d) Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment of any liabilities and accrued but unpaid dividends and any liquidation preferences on any outstanding Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

Section 3. Kayne Preferred Stock. 50,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Kayne Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Section 3 refer to sections and subsections of this Section 3.  The original purchase price of the Kayne Preferred Stock shall be $1,000.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Kayne Preferred Stock) (the “Kayne Preferred Original Issue Price”).

(a) Dividends.

(i) The holders of shares of Kayne Preferred Stock shall be entitled to receive, prior to and in preference to any declaration or payment of any dividends on any other class or series of capital stock of the Corporation, in respect of each outstanding share of Kayne Preferred Stock, dividends at a rate per annum equal to the Kayne Dividend Rate (as defined below) (the “Kayne Preferred Dividend”), to be paid, at the option of the Corporation, in cash or in a number of additional shares of Kayne Preferred Stock (including fractional shares) equal to the quotient obtained by dividing the Kayne Preferred Dividend by the Kayne Preferred Original Issue Price plus any accrued and unpaid dividends.  The Kayne Preferred Dividend shall be cumulative, shall accrue daily (whether or not earned or declared and whether or not there are funds legally available therefor) and shall be payable on a quarterly basis in arrears on the last day of each March, June, September and December of each year (each, a “Dividend Payment Date”).  Notwithstanding the foregoing, after the Redemption Date, the holders of outstanding shares of Kayne Preferred Stock shall be entitled to receive the Kayne Preferred Dividend in cash on each Dividend Payment Date.  Any dividend not paid on the Dividend Payment Date shall be fully cumulative and shall accrue and compound quarterly from the date of such Dividend Payment Date (whether or not earned or declared and whether or not there are funds legally available therefor) at the applicable Kayne Dividend Rate and shall be in arrears until paid.  The “Kayne Dividend Rate” shall be a rate of 8% per annum; provided that, at any time after the declaration of an Event of Default (as defined below) the Kayne Dividend Rate shall be increased to a rate of 12% per annum, which rate shall increase annually by 100 basis points on each anniversary of the occurrence of such Event of Default; provided that the Kayne Dividend Rate shall not exceed 15% per annum.

(ii) An “Event of Default” means the occurrence or continuance, of any of the following events:

(1) the Corporation fails to redeem all of the outstanding shares of Kayne Preferred Stock on the Mandatory Redemption Date pursuant to Subsection 3(e)(i) (for the avoidance of doubt, regardless of whether or not the Corporation has legally available funds therefor); or

(2) the Corporation shall (i) commence a voluntary case under Title 11 of the United States Bankruptcy Code as from time to time in effect; (ii) file an answer or other pleading, admitting the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition; (iii) become subject to the entry of an order for relief in any involuntary case commenced under said Title 11, which order is not being diligently contested by the Corporation; (iv) seek relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief; (v) become subject to the entry of an order by a court of competent jurisdiction (x) finding it to be bankrupt or insolvent, (y) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (z) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property, which order is not being diligently contested by the Corporation; or (vi) make an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

(3) If an Event of Default occurs, each holder of Kayne Preferred Stock shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

(iii) So long as any shares of Kayne Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on any other class or series of capital stock of the Corporation, or purchase, redeem or otherwise acquire for value any shares of any other class or series of capital stock of the Corporation.

(b) Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(i) Preferential Payments to Holders of Kayne Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Kayne Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Kayne Preferred Original Issue Price, plus any dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Kayne Preferred Liquidation Preference”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Kayne Preferred Stock the full amount to which they shall be entitled under this Subsection 3(b)(i), the holders of shares of Kayne Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(ii) Distribution of Remaining Assets.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Kayne Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Common Stock, pro rata based on the number of shares held by each such holder.

(iii) Deemed Liquidation Events.

(1) Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least 66 2/3% of the outstanding shares of Kayne Preferred Stock elect otherwise by written notice sent to the Corporation prior to the effective date of any such event:

(a) a merger or consolidation of the Corporation with or into any other corporation or any other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger or reorganization;

(b) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred to a single party or group of affiliated parties; or

(c) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(iv) Effecting a Deemed Liquidation Event.

(1) In any Deemed Liquidation Event, if the consideration to be received is securities of a corporation or other entity or other property other than cash, its value will be deemed its fair market value as determined by the Board, including the approval of one of the Kayne Directors (as defined below), on the date such determination is made.

(2) The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3(b)(i) and 3(b)(ii).

(3) In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3(b)(i) and 3(b)(ii) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 3(b)(i) and 3(b)(ii) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(c) Voting Rights.

(i) Separate Vote of Kayne Capital Advisors.  For so long as Kayne Anderson Capital Advisors, L.P. and/or its affiliates and transferees of Kayne Preferred Stock (collectively, “Kayne Capital Advisors”) holds any shares of Kayne Preferred Stock, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Kayne Preferred Stock shall be necessary for effecting the following actions (whether by merger, consolidation, recapitalization or otherwise) and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(1) any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Corporation (including any filing of a Certificate of Designation) to the extent any such amendment, alteration or repeal would adversely affect any of the rights of the holders of Kayne Preferred Stock;

(2) any amendment, alteration or repeal of any provision of the Bylaws of the Corporation or any governing document of the Corporation’s subsidiaries, to the extent any such amendment, alteration or repeal would adversely affect any of the rights of the holders of Kayne Preferred Stock;

(3) any increase or decrease in the authorized number of shares of Kayne Preferred Stock, and any issuance of any Kayne Preferred Stock;

(4) any authorization, issuance or designation, whether by reclassification or otherwise, of any new class or series of Preferred Stock;

(5) any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock other than dividends required pursuant to Subsection 3(a)(i) hereof or redemptions required by Subsection 3(e) hereof;

(6) any agreement by the Corporation or its stockholders with respect to, or the consummation of, any Deemed Liquidation Event in which the entire Kayne Preferred Liquidation Preference of all outstanding Kayne Preferred Stock is not paid in full in cash;

(7) the incurrence or guarantee, directly or indirectly, by the Corporation or any of its subsidiaries of any indebtedness, or creating or permitting to exist any of lien, security interest or other encumbrance on the assets of the Corporation, other than senior bank debt from a reputable commercial bank and customary trade debt, in each case approved by the Board of Directors including the affirmative approval of at least one of the Kayne Directors;

(8) the approval of any budget of the Corporation, whether capital, operating or otherwise (a “Budget”), or amendment or modification to any Budget in any material respect, which for the purposes of this provision means to initiate deviations therefrom in excess of the greater of 15% in the aggregate and the greater of 10% with respect to the following general categories: general and administrative, net borrowing in such quarter, capital expenditures, asset sales and equity raising, provided that no modifications or increases may be made to any compensation amounts for persons specifically named in such Budget;

(9) any expenditure, investment, disposition or other action, or any agreement or commitment to undertake any expenditure, investment, disposition or other action, not contemplated by a Budget approved pursuant to Subsection 3(c)(i)(7) or in an amount in excess of the Budgeted amount in any material respect;

(10) any disposition of assets, in a single transaction or in a series of transactions, of greater than 25% of the Proved PV10 in any one year period, except as approved by the Board of Directors including the affirmative approval of at least one of the Kayne Directors, unless the entire proceeds thereof are used to redeem outstanding shares of Kayne Preferred Stock;

(11) any material change to the nature of the Corporation’s business operations;

(12) Any action with respect to any direct or indirect subsidiary of the Corporation that if taken by the Corporation would require approval to Subsection 3(c)(i)(1) through 3(c)(i)(11) above.

(d) Conversion Rights.

The holders of the Kayne Preferred Stock shall have the following rights with respect to the conversion of the Kayne Preferred Stock into shares of Common Stock:

(i) Optional Conversion.  Subject to and in compliance with the provisions of this Subsection 3(d), any shares of Kayne Preferred Stock may, at the option of the holder at any time after the date that is one hundred eighty (180) days after the Mandatory Redemption Date, be converted into fully-paid and nonassessable shares of Common Stock (the “Kayne Conversion Common Stock”).  The number of shares of Common Stock to which a holder of Kayne Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Kayne Preferred Conversion Rate” then in effect (determined as provided in Subsection 3(d)(ii)) by the number of shares of Kayne Preferred Stock being converted.

(ii) Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of the Kayne Preferred Stock (the “Kayne Preferred Conversion Rate”) shall be the quotient obtained by dividing (A) the Kayne Preferred Original Issue Price plus any cash dividends that were accrued and unpaid and compounded thereon by (B) eighty percent (80%) of (1) if the Common Stock is listed on a national exchange or quotation system (an “Exchange”) at the time of such conversion, the average of the daily closing prices for the Common Stock for the 20 consecutive full trading days on which such shares are actually traded on such Exchange (as reported by The Wall Street Journal, or, if not reported thereby, any other authoritative source) ending at the close of trading on the date of such conversion, or (2) if the Common Stock is not listed on an Exchange at the time of such conversion, the fair market value of the Common Stock as of the date of such conversion (as determined in good faith by the Board of Directors, including the affirmative approval of at least one of the Kayne Directors).

(iii) Mechanics of Conversion.  Each holder of Kayne Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Subsection 3(d) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Kayne Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Kayne Preferred Stock being converted.  Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) at the election of the holder, in cash (at the price set forth in Subsection (d)(ii)(B)(1) or (d)(ii)(B)(2), as applicable) or in Common Stock (at the Kayne Preferred Conversion Rate), any accrued and unpaid dividends plus any declared and unpaid dividends on the shares of Kayne Preferred Stock being converted, and (ii) in cash (at the price set forth in Subsection (d)(ii)(B)(1) or (d)(ii)(B)(2), as applicable) the value of any fractional share of Common Stock otherwise issuable to such holder in such conversion.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Kayne Preferred Stock to be converted, and the person or entity entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(iv) Reservation of Shares.  The Corporation shall at all times when the Kayne Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Kayne Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Kayne Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Kayne Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Kayne Preferred Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Kayne Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Kayne Preferred Conversion Price.

(v) Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Kayne Preferred Stock pursuant to this Section 3(d).  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Kayne Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid

(vi) Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Section 3(b), if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Kayne Preferred Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Kayne Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Kayne Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 3(d) with respect to the rights and interests thereafter of the holders of the Kayne Preferred Stock, to the end that the provisions set forth in this Section 3(d) (including provisions with respect to changes in and other adjustments of the Kayne Preferred Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Kayne Preferred Stock.  For the avoidance of doubt, nothing in this Subsection 3(d)(vi) shall be construed as preventing the holders of Kayne Preferred Stock from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 3(e)(vi) be deemed conclusive evidence of the fair value of the shares of Kayne Preferred Stock in any such appraisal proceeding.

(vii) Notice of Record Date.  In the event:

(1) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Kayne Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(2) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(3) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Kayne Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Kayne Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Kayne Preferred Stock and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

(e) Redemption.

(i) Mandatory Redemption.  The Corporation shall redeem all (and not less than all) of the outstanding shares of Kayne Preferred Stock for an amount in cash equal to the Kayne Original Issue Price per share, plus any Kayne Preferred Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Redemption Price”), on April 30, 2018 (the “Mandatory Redemption Date”).

(ii) Optional Redemption.  At any time after April 30, 2014, the Corporation may elect by delivering written notice to the holders of Kayne Preferred Stock at least sixty (60) days prior to the desired date of redemption (the “Optional Redemption Date”; each of the Mandatory Redemption Date and the Optional Redemption Date, a “Redemption Date”) to redeem all (and not less than all) of the outstanding shares of Kayne Preferred Stock for an amount in cash equal to the Redemption Price; provided, however, to the extent that any of the Kayne Preferred Stock has been converted to Common Stock pursuant to Subsection 3(d), the Corporation shall not redeem any of the outstanding shares of Kayne Preferred Stock until such time as (x) Kayne Capital Advisors beneficially owns less than 50% of the aggregate shares of Kayne Conversion Common Stock issued pursuant to Subsection 3(d)(i) and (y) Kayne Capital Advisors has received an amount in cash (or the fair market value of other property, as determined by Kayne Capital Advisors, in good faith) as consideration for the sale of Kayne Conversion Common Stock greater than or equal to the Original Issue Price of all shares of Kayne Preferred Stock originally issued to Kayne Capital Advisors, plus all accrued and unpaid and all declared and unpaid interest thereon.  For purposes of Clause (y) in the preceding sentence, shares of Kayne Conversion Common Stock transferred to a person or entity which is not an affiliate of the Transferor shall not be deemed to be beneficially owned by the Kayne Capital Advisors.

(iii) Insufficient Funds.  The Corporation shall apply all of its assets to any redemption set forth in Subsections 3(e)(i) and 3(e)(ii), and to no other corporate purpose from and after the Mandatory Redemption Date, except to the extent prohibited by Delaware law governing distributions to stockholders.  If Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Kayne Preferred Stock to be redeemed, the Corporation shall (A) ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law and (B) take any action necessary or appropriate, to the extent permissible under applicable law, to remove as promptly as practicable any impediments to its ability to redeem the total number of shares of Kayne Preferred Stock required to be so redeemed, including, without limitation, (1) reducing the stated capital of the Corporation or causing a revaluation of the assets of the Corporation under Section 154 of the DGCL to create sufficient surplus to make such redemption and (2) incurring indebtedness necessary to make such redemption.  The shares of Kayne Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

(iv) Rights Subsequent to Redemption.  If on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Kayne Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Kayne Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Kayne Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

(v) Redeemed or Otherwise Acquired Shares.  Any shares of Kayne Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Kayne Preferred Stock following redemption.

(f) Notices.  Any notice required or permitted by the provisions of this Section 3 to be given to a holder of shares of Kayne Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Section 4. Preferred Stock. Provided that the prior written consent of the holders of a majority of the Kayne Preferred Stock has been obtained pursuant to Section 3(c)(i) hereof, the Board is authorized to provide for the issuance from time to time of additional shares of Preferred Stock in one or more series by filing a certificate of the voting powers, designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, (a “Preferred Stock Certificate of Designation”) pursuant to the applicable provisions of the DGCL, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board), and as are not stated and expressed in this Certificate of Incorporation, including, but not limited to, determination of any of the following:

(a) the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding and except to the extent otherwise provided in the applicable Preferred Stock Certificate of Designation) from time to time by action of the Board;

(b) the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(c) the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

(d) whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e) the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(f) whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g) whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class of stock in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class of stock, restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class of stock ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

(h) whether or not the shares of the series will have voting rights in addition to any voting rights provided and, if so, the terms of such voting rights; and

(i) any other terms of the shares of the series.

ARTICLE V

DIRECTORS

Section 1. General Powers.  Except as otherwise provided by applicable law or this Certificate of Incorporation, in each case as the same may be amended and supplemented, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2. Number of Directors.  The number of directors that shall constitute the whole Board shall be as determined from time to time solely by a majority of the Board; provided, that in no event shall the total number of directors constituting the entire Board be less than three (3) nor more than fifteen (15).  The number of directors on the Board shall initially be seven (7).

Section 3. Classes of Directors; Term of Office.

(a) For so long as any shares of Kayne Preferred Stock remain outstanding, the holders of Kayne Preferred Stock, exclusively and as a separate class, shall be entitled to elect two (2) members of the Board of Directors (the “Kayne Directors”) at each meeting or pursuant to each written consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director.  The Kayne Directors may be removed without cause by, and only by, the affirmative vote of a majority of the holders of the shares of Kayne Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Any person serving as a Kayne Director shall, automatically and without any further action by the Board of Directors or stockholders of the Corporation, cease to be qualified to serve as, and cease to be a director of, the Corporation when no shares of Kayne Preferred Stock are outstanding.

(b) The holders of Common Stock, exclusively and as a separate class, shall be entitled to elect all remaining members of the Board of Directors that are up for election (the “Common Directors”) at each meeting of the Corporation’s stockholders for the election of directors, and to remove from office such directors.

(c) If the holders of shares of Kayne Preferred Stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to Subsection 3(a), then any directorship not so filled shall remain vacant until such time as the holders of the Kayne Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.

Section 4. The Common Directors.  The Common Directors shall be and are divided into three classes, as nearly equal in number as possible, designated:  Class I, Class II and Class III.  In case of any increase or decrease, from time to time, in the number of Common Directors, the number of Common Directors in each class shall be apportioned as nearly equal as possible.  No decrease in the number of directors shall shorten the term of any incumbent director.

Each Common Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each director initially appointed to Class I shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2015; each director initially appointed to Class II shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2016; and each director initially appointed to Class III shall serve for a term expiring at the Corporation’s annual meeting of stockholders held in 2017; provided, further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.

The initial members of the Board of Directors, and the class to which each such director belongs, shall be as set forth in Annex I to that certain Agreement and Plan of Merger dated as of November 27, 2013, by and among Hyde Park Acquisition Corp. II, Santa Maria Energy Corporation, HPAC Merger Sub, Inc., SME Merger Sub, LLC, and Santa Maria Energy Holdings, LLC (the “Merger Agreement”).

In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

Section 5. Quorum.  Except as otherwise provided by law, this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board, but in no event shall less than one-third of the directors constitute a quorum.  A majority of the directors present (though less than such quorum) may adjourn the meeting from time to time without further notice.

Section 6. Manner of Acting.  Every act or decision done or made by the majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board, unless the act of a greater number is required by law, this Certificate of Incorporation or the Bylaws, in each case as the same may be amended and supplemented.

Section 7. Vacancies.  Subject to the rights of the holders of Preferred Stock, any vacancy or newly created directorships in the Board, however occurring, shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except as otherwise provided by law, and shall not be filled by the stockholders of the Corporation; provided, however, that only the holders of the Kayne Preferred Stock, in accordance with Section 3(a), shall be entitled to fill a vacancy in the seats held by the Kayne Directors.  A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

Section 8. Removal of Common Directors and Resignation of Directors.  Common Directors may be removed only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.  A director may resign at any time by filing his written resignation with the secretary of the Corporation.

ARTICLE VI

POWERS OF THE BOARD OF DIRECTORS

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by statute, the Board is expressly authorized to:

(a) provided that the prior written consent of the holders of at least a majority of the outstanding shares of Kayne Preferred Stock has been obtained pursuant to Article IV, Section 3(c)(i), if applicable, make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders of the Corporation and subject to any limitations that may be contained in such Bylaws, but any Bylaws adopted by the Board may be amended, modified or repealed by the stockholders entitled to vote thereon; and

(b) from time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to inspection of stockholders; and, except as so determined or as expressly provided in this Certificate of Incorporation or in any Preferred Stock Certificate of Designation, no stockholder shall have any right to inspect any account, book or document of the Corporation other than such rights as may be conferred by applicable law.

ARTICLE VII

ACTION BY WRITTEN CONSENT

Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent or consents in writing by stockholders.

ARTICLE VIII

SPECIAL MEETINGS; WRITTEN BALLOT

Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock and the rights of the holders of the Kayne Preferred Stock pursuant to Article IV, Section 3(c)(i), special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or the Board pursuant to a resolution approved by the Board, and special meetings may not be called by any other person or persons.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE IX

LIMITED LIABILITY

To the extent permitted by the DGCL, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or amendment or modification of this Article IX by the stockholders of the Corporation or by changes in applicable law, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only, and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE X

INDEMNIFICATION; ADVANCEMENT

(a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the DGCL as the same exists or may hereafter be amended or modified from time to time against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (c) of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred in this Article X shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise.  The rights conferred upon indemnitees in this Article X shall be contract rights between the Corporation and each indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

(b) To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification.  Upon written request by a claimant for indemnification pursuant to the first sentence of this paragraph (b), a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows if there is a dispute between the Corporation and the claimant with respect to the claimant’s rights to indemnification hereunder:  (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (A) by the Board by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), (B) if a quorum of the Board consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel (as hereinafter defined) in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (C) if a quorum of Disinterested Directors so directs, by a majority of the stockholders of the Corporation by Independent Counsel.  In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a “Change of Control” as defined in the Santa Maria Energy Corporation 2014 Performance Incentive Plan in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

(c) If a claim under paragraph (a) of this Article X is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to paragraph (b) of this Article X has been received by the Corporation (except in the case of a claim for advancement of expenses, for which the applicable period is twenty (20) days), the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) If a determination shall have been made pursuant to paragraph (b) of this Article X that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (c) of this Article X.

(e) The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (c) of this Article X that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article X.

(f) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article X:  (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.  Any amendment, modification, alteration or repeal of this Article X that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

(g) The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (h) of this Article X, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.

(h) The Corporation may, to the extent authorized from time to time by the Board or the Chief Executive Officer, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

(i) If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever:  (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(j) For purposes of this Article X:

(i) “Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(ii) “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article X.

(k) Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XI

AMENDMENT

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

Except as set forth in Section 3 of Article IV of this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to modify, amend or repeal, this Certificate of Incorporation.

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, except as set forth in Section 3 of Article IV of this Certificate of Incorporation, if applicable, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws.  Except as set forth in Section 3 of Article IV of this Certificate of Incorporation, if applicable, the Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 66 2/3% of the total number of shares of Common Stock outstanding.

ARTICLE XII

SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever:  (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XIII

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in any share of capital stock of the Corporation shall be deemed to have notice of and consent to the provisions of this Article XIII.

ARTICLE XIV

TRANSFER RESTRICTIONS

(a) Definitions. For purposes of this Article XIV, the following terms shall have the following meanings:

“Closing Date” shall have the meaning ascribed to such term in Section (d) of this Article XIV.

 “Former Interestholder” shall mean each Initial Shareholder, Sponsor Shareholder and Former SME Unitholder.

“Former SME Unitholder” shall mean each member of Santa Maria Energy Holdings, LLC that received Common Stock as consideration pursuant to the Mergers.

“Hyde Park” shall mean Hyde Park Acquisition Corp. II.

“Hyde Park IPO” shall mean the initial public offering of Hyde Park.

“Initial Shareholders” means the holders of Initial Shares and their transferees.

“Initial Shares” means 2,156,250 shares of Hyde Park Common Stock acquired by the sponsors of Hyde Park for an aggregate purchase price of $25,000, or approximately $0.01 per share of Common Stock, prior to the consummation of the Hyde Park IPO.

“Lock-Up Periods” shall have the meaning ascribed to such term in Section (d) of this Article XIV.

“Mergers” shall mean the mergers contemplated by that certain Agreement and Plan of Merger, dated as of November 27, 2013, by and among Hyde Park, Santa Maria Energy Corporation, HPAC Merger Sub, Inc., SME Merger Sub, LLC and Santa Maria Energy Holdings, LLC, as such agreement may be amended from time to time.

“One-Year Lock-Up Period” shall have the meaning ascribed to such term in Section (d) of this Article XIV.

 “Restricted Shares” shall have the meaning ascribed to such term in Section (d) of this Article XIV.

“Sponsor Shareholders” means the holders of the Sponsors’ Shares and their transferees.

“Sponsors’ Shares” means 693,750 shares of Hyde Park Common Stock that were acquired by the sponsors of Hyde Park at a price of $10.00 per share in a private placement that closed simultaneously with the consummation of the Hyde Park IPO.

“Thirty-Day Lock-Up Period” shall have the meaning ascribed to such term in Section (d) of this Article XIV.

(b) Transfer Restrictions.  The provisions of this Article XIV are intended to assure that Former Interestholders do not transfer their shares of Common Stock during the applicable Lock-Up Periods. The Board is hereby authorized to effect any and all measures necessary or desirable (consistent with this Certificate of Incorporation and applicable law) to fulfill the purpose and implement the provisions of this Article XIV.

(c) Stock Certificates. To fulfill the purpose and implement the provisions of this Article XIV, the Corporation may take any of the following measures: (i) developing issuance, transfer, redemption, escrow and legend notice provisions and procedures regarding certificated and uncertificated shares of Common Stock and (ii) mandating that all Common Stock certificates issued by the Corporation include the following or other appropriate legend reflecting the provisions of this Article XIV or, in the case of uncertificated shares, sending to the record holder thereof a written notice containing the information set forth in the applicable legend within a reasonable time after the issuance or transfer thereof in accordance with Section 151(f) of the DGCL:

PURSUANT TO THE TERMS AND PROVISIONS OF ARTICLE XIV OF THE CORPORATION’S CERTIFICATE OF INCORPORATION, AS SUCH MAY BE AMENDED FROM TIME TO TIME, TRANSFERS OF SHARES OF THE CORPORATION’S COMMON STOCK ARE RESTRICTED. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS A COPY OF THE CORPORATION’S CERTIFICATE OF INCORPORATION.

(d) Lock-Up Periods. During the period commencing on the closing date of the Mergers (the “Closing Date”) and until the earlier of: (i) the Corporation’s consummation of a liquidation, merger, share exchange or other similar transaction that results in all of the Corporation’s stockholders having the right to exchange the shares of Common Stock held by each stockholder for cash, securities or other property following the Closing Date and (ii) (y) in respect of the Sponsor Shareholders, thirty days after the Closing Date (the “Thirty-Day Lock-Up Period”) or (z) in respect of the Initial Shareholders and the Former SME Unitholders, one year after the Closing Date (the “One-Year Lock-Up Period” and, together with the Thirty-Day Lock-Up Period, the “Lock-Up Periods”), each Former Interestholder shall not (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any shares of Common Stock that such Former Interestholder received as consideration pursuant to the Mergers (the “Restricted Shares”), (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Shares or any securities convertible into, or exercisable, or exchangeable for, the Restricted Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B); provided, however, if the Corporation’s share price reaches or exceeds $12.50 per share for any 20 trading days within any 30-trading day period during the Lock-Up Periods, 50% of each Former Interestholder’s Restricted Shares will be released from the lock-up and, if the Corporation’s share price reaches or exceeds $15.00 per share for any 20 trading days within any 30-trading day period during the Lock-Up Periods, the remaining 50% of each Former Interestholder’s Restricted Shares shall be released from the lock-up (as such price of $12.50 and $15.00 may be adjusted for share splits, share dividends, reorganizations, recapitalizations and the like).

(e) Notwithstanding the foregoing, each Former Interestholder may transfer the Restricted Shares or any securities convertible into, or exercisable, or exchangeable for, Restricted Shares (i) if the Former Interestholder is an entity, as a distribution to partners, members or stockholders of the Former Interestholder upon the liquidation and dissolution of the Former Interestholder, (ii) by bona fide gift to a member of the Former Interestholder’s immediate family or to a trust, the beneficiary of which is the Former Interestholder or a member of the Former Interestholder’s immediate family for estate planning purposes, (iii) by virtue of the laws of descent and distribution upon death of the Former Interestholder, (iv) pursuant to a qualified domestic relations order; (v) pursuant to a firmly written secondary offering of Common Stock offered by the Corporation, which the Corporation may do in its sole discretion; or (vi) if the Board, by resolution adopted by the Board, releases or waives the Former Interestholders from the restrictions found in this Article XIV; provided, however, that, in the cases of clauses (i) through (iv), these permitted transferees enter into a written agreement with the Corporation agreeing to be bound by the transfer restrictions in this Article XIV.

(f) Any purported transfer of Restricted Shares (excluding, for the avoidance of doubt, the original issuance of such shares by the Corporation), shall be void and ineffective, and, to the extent that the Corporation knows of any such purported transfer, neither the Corporation nor its transfer agent (if any) shall register such purported transfer on the stock transfer records of the Corporation and neither the Corporation nor its transfer agent (if any) shall recognize the purported transferee thereof as a stockholder of the Corporation for any purpose whatsoever except to the extent necessary to effect any remedy available to the Corporation under this Article XIV. In no event shall any such registration or recognition make such purported transfer effective unless the Board shall have expressly and specifically authorized the same.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this [__] day of [                  ], 20___.
SANTA MARIA ENERGY CORPORATION

By:
Name: [__]
Title: [__]

EXHIBIT B

Form of Amended and Restated Bylaws of Parent

AMENDED AND RESTATED BYLAWS
OF
SANTA MARIA ENERGY CORPORATION

ARTICLE I.
OFFICES AND RECORDS

SECTION 1.1            Delaware Office.  The registered office of Santa Maria Energy Corporation (the “Corporation”) in the State of Delaware shall be located in the City of Camden, County of Kent, and the name and address of its registered agent is c/o Paracorp Incorporated, 2140 South Dupont Highway, in Camden, Delaware, 19934.

SECTION 1.2            Other Offices.  The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

SECTION 1.3            Books and Records.  The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

ARTICLE II.
STOCKHOLDERS

SECTION 2.1            Annual Meeting.  The annual meeting of the stockholders of the Corporation shall be held on such date and at such place and time as may be fixed by resolution of the Board of Directors.

SECTION 2.2            Special Meeting.  Subject to the rights of the holders of any series of stock having a preference over the Common Stock of the Corporation as to dividends or upon liquidation (“Preferred Stock”) with respect to such series of Preferred Stock, special meetings of the stockholders may be called only by the Chairman of the Board or by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”) pursuant to a resolution approved by the Board of Directors.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

SECTION 2.3            Place of Meeting.  The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board of Directors or the Chairman of the Board.  If no designation is so made, the place of meeting shall be the principal office of the Corporation.

SECTION 2.4            Notice of Meeting.  Written or printed notice, stating the place, date and time of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”)(except to the extent prohibited by Section 232(e) of the DGCL) or by mail, to each stockholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books of the Corporation.  If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the DGCL.  Such further notice shall be given as may be required by law.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.  Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 6.4 of these Bylaws.  Any previously scheduled meeting of the stockholders may be postponed, and (unless otherwise provided in the Amended and Restated Certificate of Incorporation, as may be amended from time to time (the “Certificate of Incorporation”)) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

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SECTION 2.5            Quorum and Adjournment.  Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.  The Chairman of the meeting, the Chief Executive Officer or a President may adjourn the meeting from time to time, whether or not there is such a quorum.  No notice of the time and place of adjourned meetings need be given except as required by law.  At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.  The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 2.6            Proxies.  At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the DGCL) by the stockholder, or by his or her duly authorized attorney in fact.

SECTION 2.7             Notice of Stockholder Business and Nominations.

(A)           Annual Meetings of Stockholders.

(1)           At any annual meeting of the stockholders, only such nominations of persons for election to the Board of Directors and only other business shall be considered or conducted, as shall have been properly brought before the meeting.  For nominations to be properly made at an annual meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be:  (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who (i) was a stockholder of record at the time of giving of notice provided for in this Bylaw and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures set forth in this Bylaw as to such business or nomination; clause (c) shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Corporation’s notice of meeting) before an annual meeting of stockholders.

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(2)           Without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to paragraph (A)(1)(c) of this Bylaw, the stockholder must have given timely notice thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action.  To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.  In addition, to be timely, a stockholder’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight (8) business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof.  To be in proper form, a stockholder’s notice (whether given pursuant to this paragraph (A)(2) or paragraph (B)) to the Secretary must:  (a) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner, and of their respective affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise, through the delivery of cash or other property, or otherwise, and without regard of whether the stockholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder, the beneficial owner,

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if any, or any affiliates or associates or others acting in concert therewith and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Corporation, (D) any contract, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any security of the Corporation (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder, and (I) any direct or indirect interest of such stockholder in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (iii) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (b) if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (c) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to

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Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (d) with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 2.8 of these Bylaws.  The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(3)           Notwithstanding anything in the second sentence of paragraph (A)(2) of this Bylaw to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

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(B)           Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting or otherwise by or at the direction of the Board of Directors.  Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who (i) is a stockholder of record at the time of giving of notice provided for in this Bylaw and at the time of the special meeting, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in this Bylaw as to such nomination.  The immediately preceding sentence shall be the exclusive means for a stockholder to make nominations (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before a special meeting of stockholders.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Bylaw with respect to any nomination (including the completed and signed questionnaire, representation and agreement required by Section 2.8 of this Bylaw) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(C)           General.

(1)           Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw.  Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such defective proposal or nomination shall be disregarded.  Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to make a nomination or present a proposal of other business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Bylaw, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

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(2)           For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)           Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to paragraph (A)(1)(c) or paragraph (B) of this Bylaw.  Nothing in this Bylaw shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock if and to the extent provided for under law, the Certificate of Incorporation or these Bylaws.  Subject to Rule 14a-8 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.

SECTION 2.8             Submission of Questionnaire, Representation and Agreement.  To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.7 of these Bylaws) to the Secretary at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

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SECTION 2.9             Procedure for Election of Directors; Required Vote.  Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors.  Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

SECTION 2.10           Inspectors of Elections; Opening and Closing the Polls.  The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof.  One or more persons may be designated as alternate inspectors to replace any inspector who fails to act.  If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting.  Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspectors shall have the duties prescribed by law.

The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

SECTION 2.11           Action Without Meeting.  No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or electronic transmission.

SECTION 2.12           Remote Meetings.  If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(A)           participate in a meeting of stockholders; and

(B)           be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

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In the case of any annual meeting of stockholders or any special meeting of stockholders called upon order of the Board of Directors, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications as authorized by this Section 2.12.

ARTICLE III.
BOARD OF DIRECTORS

SECTION 3.1             General Powers.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

SECTION 3.2             Number, Tenure and Qualifications.  Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board.  Commencing with the date of these Bylaws, the directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2015 annual meeting of stockholders, the term of office of the second class to expire at the 2016 annual meeting of stockholders and the term of office of the third class to expire at the 2017 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of stockholders, commencing with the 2015 annual meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

SECTION 3.3             Regular Meetings.  A regular meeting of the Board of Directors shall be held without other notice than this Bylaw immediately after, and at the same place as, the Annual Meeting of Stockholders.  The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

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SECTION 3.4            Special Meetings.  Subject to the notice requirements in Section 3.5, special meetings of the Board of Directors shall be called at the request of the Chairman of the Board or a majority of the Board of Directors then in office.  The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

SECTION 3.5            Notice.  Notice of any special meeting of directors shall be given to each director at his or her business or residence in writing by hand delivery, first-class or overnight mail or courier service, facsimile or electronic transmission, or orally by telephone.  If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting.  If by overnight mail or courier service, such notice shall be deemed adequately delivered when the notice is delivered to the overnight mail or courier service company at least twenty-four (24) hours before such meeting.  If by facsimile or electronic transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twelve (12) hours before such meeting.  If by telephone or by hand delivery, the notice shall be given at least twelve (12) hours prior to the time set for the meeting.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws, as provided under Section 8.1.  A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 6.4 of these Bylaws.

SECTION 3.6            Action by Consent of Board of Directors.  Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

SECTION 3.7           Conference Telephone Meetings.  Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 3.8           Quorum.  A majority of the members of the Whole Board shall constitute a quorum for the transaction of business.  If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting without further notice.  The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation or these Bylaws shall require the vote of a greater number.  The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

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SECTION 3.9           Vacancies.  Subject to applicable law and the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified.  No decrease in the number of authorized directors constituting the Whole Board shall shorten the term of any incumbent director.

SECTION 3.10         Executive and Other Committees.  The Board of Directors may, by resolution adopted by a majority of the Whole Board, designate an Executive Committee to exercise, subject to applicable provisions of law, all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including without limitation the power to declare dividends, to authorize the issuance of the Corporation’s capital stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL, and may, by resolution similarly adopted, designate one or more other committees.  The Executive Committee and each such other committee shall consist of two or more directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Any such committee, other than the Executive Committee (the powers of which are expressly provided for herein), may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution.  In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide.  Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these Bylaws.  The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.  Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; provided, however, that no such committee shall have or may exercise any authority of the Board.

SECTION 3.11          Records.  The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

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ARTICLE IV.
OFFICERS

SECTION 4.1            Officers.  The elected officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Accounting Officer, a Treasurer, a Secretary and any other officers of the Corporation that report directly to the Chief Executive Officer, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified.  The Chairman of the Board shall be chosen from among the directors.  All officers elected by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this ARTICLE IV.  Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.  In addition, the Board of Directors or any committee thereof may from time to time elect, or the Chief Executive Officer may appoint, such other officers (including one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation.  Any number of offices may be held by the same person.  Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these Bylaws or as may be prescribed by the Board of Directors or such committee or by the Chief Executive Officer, as the case may be.

SECTION 4.2             Election and Term of Office.  The elected officers of the Corporation shall be elected by the Board of Directors and shall hold office until such officer’s successor shall have been duly elected and qualified or until such officer’s death, resignation or removal.

SECTION 4.3             Chairman of the Board.  The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have and perform such other duties as may be assigned to him or her by the Board of Directors.

SECTION 4.4             Chief Executive Officer.  The Chief Executive Officer of the Corporation shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation.  The Chief Executive Officer shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, at all meetings of the Board of Directors.  Unless there shall have been elected one or more Presidents of the Corporation, the Chief Executive Officer shall be the President of the Corporation.

SECTION 4.5             President.  The President shall have such general powers and duties of supervision and management as shall be assigned to him or her by the Board of Directors.

SECTION 4.6              Vice-Presidents.  Each Vice President, if any, shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors or by the Chief Executive Officer, as the case may be.

SECTION 4.7              Chief Financial Officer.  The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation.  He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors.  He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, or a President, taking proper vouchers for such disbursements.  He or she shall render to the Chairman of the Board, the President and the Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.  The Chief Executive Officer may direct the Treasurer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and the Treasurer shall perform other duties commonly incident to his or her office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer shall designate from time to time; provided, however, that if the offices of the Chief Financial Officer and the Treasurer are held by the same person, then the Chief Executive Officer may direct the Chief Accounting Officer to assume and perform the duties of the Chief Financial Officer.

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SECTION 4.8             Chief Accounting Officer.  The Chief Accounting Officer shall have such general powers and duties of supervision and management as shall be assigned to him or her by the Board of Directors.  The Chief Accounting Officer shall perform such other duties commonly incident to his or her office and shall have such other powers as the Board of Directors shall designate from time to time.  In addition, the Board of Directors may direct the Chief Accounting Officer to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer.

SECTION 4.9             Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation.  In case of the Treasurer’s death, resignation, retirement or removal from office, all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation shall be restored to the Corporation.

SECTION 4.10            Secretary.  The Secretary shall keep or cause to be kept in one or more books provided for that purpose, the minutes of all meetings of the Board, the committees of the Board and the stockholders; he or she shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; he or she shall be custodian of the records and the seal of the Corporation and affix and attest the seal to all stock certificates of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and affix and attest the seal to all other documents to be executed on behalf of the Corporation under its seal; and he or she shall see that the books, reports, statements, certificates and other documents and records required by law to be kept and filed are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board, the Chairman of the Board or a President.

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SECTION 4.11           Removal.  Any officer elected, or agent appointed, by the Board of Directors may be removed by the affirmative vote of a majority of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby.  Any officer or agent appointed by the Chief Executive Officer may be removed by him or her whenever, in his or her judgment, the best interests of the Corporation would be served thereby.  No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his or her successor or his or her death, resignation or removal, whichever event shall first occur, except as otherwise provided in any incentive plan, including but not limited to, any employment contract or under an employee deferred compensation plan.

SECTION 4.12           Vacancies.  A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors.  Any vacancy in an office appointed by the Chief Executive Officer because of death, resignation, or removal may be filled by the Chief Executive Officer.

ARTICLE V.
STOCK CERTIFICATES AND TRANSFERS

SECTION 5.1              Certificated and Uncertificated Stock; Transfers.  The interest of each stockholder of the Corporation may be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe or be uncertificated.

The shares of the stock of the Corporation shall be transferred on the books of the Corporation, in the case of certificated shares of stock, by the holder thereof in person or by his attorney duly authorized in writing, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require; and, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney duly authorized in writing, and upon compliance with appropriate procedures for transferring shares in uncertificated form.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

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Notwithstanding anything to the contrary in these Bylaws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form.  All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue.  The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated and uncertificated form.

SECTION 5.2               Lost, Stolen or Destroyed Certificates.  No certificate for shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board of Directors or any financial officer may in its or his or her discretion require.

SECTION 5.3               Record Owners.  The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

SECTION 5.4                Transfer and Registry Agents.  The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI.
MISCELLANEOUS PROVISIONS

SECTION 6.1                 Fiscal Year.  The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

SECTION 6.2                 Dividends.  The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

SECTION 6.3                Seal.  The corporate seal shall be in such form as shall be determined by resolution of the Board of Directors.  Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise imprinted upon the subject document or paper.

SECTION 6.4               Waiver of Notice.  Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

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SECTION 6.5                Audits.  The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

SECTION 6.6                Resignations.  Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the Chief Executive Officer or the Secretary, or at such later time as is specified therein.  No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

ARTICLE VII.
CONTRACTS, PROXIES, ETC.

SECTION 7.1               Contracts.  Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct.  Such authority may be general or confined to specific instances as the Board may determine.  The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation.  Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Corporation may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

SECTION 7.2               Proxies.  Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.

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ARTICLE VIII.

AMENDMENTS

SECTION 8.1               Amendments.  These Bylaws may be altered, amended, or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting.

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ANNEX I

Directors and Officers of

Parent and Hyde Park Surviving Corporation after the Effective Times

Directors of Parent

Class I	David Pratt [An individual designated by Hyde Park]

Class II	Edward Levy Ray Powell

Class III	David Iverson (Preferred Stock designee) Laurence Levy Chuck Yates (Preferred Stock designee)
Officers of Parent

David Pratt – Chief Executive & President
Kevin McMillan – Executive Vice President, Chief Financial Officer and Treasurer
Beth Marino – Executive Vice President, General Counsel and Secretary
Kevin Yung – Executive Vice President (Operations)

Directors of Hyde Park Surviving Corporation

David Iverson (Preferred Stock designee)
Laurence Levy
Edward Levy
David Pratt
Ray Powell
Chuck Yates (Preferred Stock designee)
[An individual designated by Hyde Park]

Officers of Hyde Park Surviving Corporation

David Pratt – Chief Executive & President
Kevin McMillan – Executive Vice President, Chief Financial Officer and Treasurer
Beth Marino – Executive Vice President, General Counsel and Secretary
Kevin Yung – Executive Vice President (Operations)

ANNEX II

Terms of Registration Rights Agreement

The following is a description of certain material terms of a Registration Rights Agreement (the “Agreement”) with respect to the securities of Santa Maria Energy Corporation (“Parent”).  Terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Hyde Park Acquisition Corp. II (“Hyde Park”), Parent, HPAC Merger Sub, Inc., SME Merger Sub, LLC and Santa Maria Energy Holdings, LLC.

Parties and Registrable Securities
Kayne Anderson Energy Fund IV and its affiliates and transferees (“Kayne”); holders of the outstanding shares of Hyde Park Common Stock issued prior to the consummation of Hyde Park’s initial public offering (the “Initial Shares”) and their transferees (such holders, the “Initial Shareholders”); and holders of 693,750 shares of Hyde Park Common Stock privately placed simultaneously with Hyde Park’s initial public offering (the “Sponsors’ Shares”) and their transferees (such holders, the “Sponsor Shareholders”).  Kayne, the Initial Shareholders and the Sponsor Shareholders shall collectively be referred to as the “Investors” and their respective shares, the “Registrable Securities”.

As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such registration statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by Parent and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities have been sold in a public sale in accordance with Rule 144.  The Company shall take such action as any Investor may reasonably request to the extent required to enable such holder to sell shares of Registrable Securities and shares of Kayne Preferred Stock (as defined in the Certificate of Incorporation of Parent) without registration pursuant to Rule 144.

Demand Registration Rights:
At any time and from time to time on or after the Closing Date of the Mergers, holders of Registrable Securities representing 5% (the “Required Holders”) or more of the outstanding securities of Parent may make a written demand for registration of the resale (in an underwritten offering or otherwise, as determined by the Required Holders) of all or part of such securities (a “Demand Registration”) on such form of registration statement as the offering shall be eligible and the Required Holders shall demand.

Each Investor shall be entitled to two (2) Demand Registrations.

In the event of a Demand Registration, Parent must notify all Investors of such Demand Registration and any Investors who wish to include their Registrable Securities in the Demand Registration must notify the Parent within 15 days.

Parent may defer any Demand Registration for up to thirty days if failure to do so would be materially detrimental to Parent; provided that Parent will only be entitled to defer a Demand Registration once during any twelve consecutive month period.

Parent will not be obligated to effect any Demand Registration within 180 days after the effective date of a previous registration in which the holders of Registrable Securities were able to register.

Cutbacks required by the underwriters shall be applied on a pro rata basis based on the number of shares initially proposed for inclusion in the offering.

Piggyback Registration Rights:
Other than a Registration Statement (i) filed in connection with an employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Parent’s existing shareholders, (iii) for a convertible debt offering, or (iv) for a dividend reinvestment plan, each Investor shall be entitled to piggyback registration rights on public offerings of the Parent’s stock pursuant to customary terms and conditions.

Short Form (S-3) Registration Rights:
Separate and apart from the Demand Registration rights, if Parent is eligible to file a short form registration statement on Form S-3, holders may demand that Parent file the S-3 (a “Form S-3 Registration”), provided that such holders propose to register at least $10 million of Registrable Securities pursuant to such S-3.  Even if Parent is eligible to file a Form S-3, if Parent decides on a different registered offering, it may prohibit use of the Form S-3 within 7 days before or 90 days after the effective date of such registration.  In the event of a Form S-3 Registration, Parent must notify all Investors of such Form S-3 Registration and any Investors who wish to include their Registrable Securities in the Form S-3 Registration must notify the Parent within 15 days.

Member Expenses:
Parent must bear all costs for any Demand or Piggyback Registration, except that (1) the selling holders must pay any underwriting discounts or selling commissions and (2) in an underwritten offering, selling stockholders and Parent must bear expenses of the Underwriter(s) pro rata to the amount of shares sold by each in the offering.

Indemnification and Lock-up:	The Agreement shall provide for customary indemnification and lock-up provisions.
Additional Registration Rights for shares acquired in conversion of Kayne Preferred Stock after Default:
If the Kayne Preferred Stock is not redeemed timely, then at any time and from time to time after any Kayne Preferred Stock has been converted into Common Stock (“Conversion Shares”), Kayne, its affiliates and transferees may make up to three written demands for registration of all or part of such Conversion Shares (and any other shares of Common Stock owned by Kayne, its affiliates and transferees (a “Kayne Demand Registration”). The other provisions hereof applicable to a Demand Registration shall also apply with respect to each such Kayne Demand Registration except that:

(i) Neither Parent nor any other Investor shall have the right to participate in any Kayne Demand Registration without Kayne’s consent;

(ii) the 180 day waiting period shall not apply;

(iii) No cutbacks shall be applied to any Kayne Demand Registration;

(iv) no other Investor shall have piggyback rights;

(v) the dollar amount and time limitations applicable to S-3 Registration Rights shall not apply; and

(v) lock up provisions shall not apply.

Private Equity Financing
Parent and the Investors will use their reasonable best efforts to modify the terms of the Registration Rights Agreement to accommodate any registration rights to be granted in connection with the Private Equity Financing (as such term is defined in the Merger Agreement).